EXHIBIT 10.1
ZALE CORPORATION SAVINGS & INVESTMENT PLAN
(As Amended and Restated Effective August 1, 2005)

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Administrator	1
1.2	Affiliated Company	1
1.3	Allocation Date	1
1.4	Alternate Payee	1
1.5	Beneficiary	1
1.6	Benefit Commencement Date	1
1.7	Break-in-Service	2
1.8	Catch-Up Contribution Account	2
1.9	Catch-Up Contribution	2
1.10	Code	2
1.11	Committee	2
1.12	Common Stock	2
1.13	Common Stock Fund	2
1.14	Company	2
1.15	Compensation	2
1.16	Daily Administrator	3
1.17	Direct Rollover	3
1.18	Disability	3
1.19	Domestic Relations Order	3
1.20	Effective Date	3
1.21	Eligible Employee	3
1.22	Eligible Retirement Plan	4
1.23	Eligible Rollover Distribution	4
1.24	Employee	5
1.25	Employee After-Tax Account	5
1.26	Employee Pre-Tax Matched Contribution Account	5
1.27	Employee Pre-Tax Unmatched Contribution Account	5
1.28	Employer	6
1.29	Employment Commencement Date	6
1.30	Entry Date	6
1.31	ERISA	6
1.32	Excess Aggregate Contributions	6
1.33	Excess Contributions	6
1.34	Excess Elective Deferral	6
1.35	Former Participant	6
1.36	Highly Compensated Employee	6
1.37	Hour or Hour of Service	6
1.38	Individual Account	7
1.39	Interactive Electronic Communication	8
1.40	Investment Fund	8
1.41	Karten's Plan	8
1.42	Leased Employee	8
1.43	Matching Contribution	8
1.44	Matching Contribution Account	9
1.45	Non-Highly Compensated Employee	9
1.46	Normal Retirement Date	9
1.47	Participant	9
1.48	Plan	9

(i)

1.49	Plan Year	9
1.50	Pre-Tax Contribution	9
1.51	Pre-Tax Contribution Accounts	9
1.52	Profit Sharing Account	10
1.53	QDRO	10
1.54	QNEC Account	10
1.55	QNECs	11
1.56	Qualified Election	11
1.57	Recordkeeper	12
1.58	Required Beginning Date	12
1.59	Rollover Account	12
1.60	Rollover Contribution	12
1.61	Safe Harbor Match Account	12
1.62	Spouse	12
1.63	Trust Agreement	12
1.64	Trust Fund	12
1.65	Trustee	12
1.66	Valuation Date	12
1.67	Year of Service	13

ARTICLE II ELIGIBILITY OF EMPLOYEES		14
2.1	Eligibility to Participate in the Plan	14
2.2	Eligibility upon Reemployment	14
2.3	Reemployment of Participant	14
2.4	Cessation of Participation	15
2.5	Eligibility Upon Entry or Reentry into Eligible Class of Employees	15

ARTICLE III CONTRIBUTIONS		16
3.1	Pre-Tax Contributions	16
3.2	Matching Contributions	17
3.3	QNECs	18
3.4	Catch-Up Contributions	18
3.5	Time and Form of Contributions	19
3.6	Limit on Employer Contributions	19
3.7	Manner of Making Contributions	19
3.8	Rollover Contributions	20
3.9	Contributions with Respect to Military Leave	20
3.10	Administrative Mistake	20

ARTICLE IV LIMITATIONS AND RESTRICTIONS ON PRE-TAX CONTRIBUTIONS		23
4.1	Excess Elective Deferrals	23
4.2	Actual Deferral Percentage Test	25
4.3	Other Permissible Methods of Testing and Correction	28

ARTICLE V LIMITATIONS AND RESTRICTIONS ON MATCHING CONTRIBUTIONS		29
5.1	Actual Contribution Percentage Test	29
5.2	Testing of Pre-Tax Contributions Under Contribution Percentage Test	31
5.3	Other Permissible Methods of Testing and Corrections	31

ARTICLE VI ALLOCATION OF CONTRIBUTIONS		32
6.1	Establishment of Individual Accounts	32

(ii)

6.2	Allocation of Pre-Tax Contributions	32
6.3	Allocation of Matching Contributions	32
6.4	Allocation of QNECs	32
6.5	Credit of Rollover Contributions	32
6.6	Included, Individual Accounts	32

ARTICLE VII LIMITATION ON ALLOCATIONS		33
7.1	Definitions	33
7.2	Disposition of Excess Annual Additions	33
7.3	Aggregation of Plans	34
7.4	Prospective Reduction of Deferrals	34

ARTICLE VIII ADJUSTMENT OF INDIVIDUAL ACCOUNTS		35
8.1	Trust Fund Valuation	35
8.2	Adjustments to Participant's and Former Participant's Individual Accounts	35
8.3	Statement to Participant	36

ARTICLE IX DISTRIBUTIONS AND WITHDRAWALS		37
9.1	Vested Interest	37
9.2	Entitlement to Distribution	37
9.3	Timing of Distribution	38
9.4	Qualified Election	38
9.5	Limitations on Timing of Distributions	39
9.6	Minimum Distribution Requirements	39
9.7	Normal Form of Benefits	40
9.8	Distributions from Common Stock Fund	40
9.9	Optional Forms of Benefits	41
9.10	Automatic Cashouts	42
9.11	Facility of Payment	42
9.12	Hardship Withdrawals.	42
9.13	Withdrawal of After-Tax Savings Contributions	44
9.14	Withdrawal at Age 59 1/2	44
9.15	Withdrawal of Rollover Account	45
9.16	Qualified Hurricane Katrina Distributions	45
9.17	Loans to Participants	46
9.18	Duty to Keep Administrator Informed of Distributee's Current Address	46
9.19	Failure to Claim Benefits	46
9.20	Distribution Pursuant to a QDRO	47

ARTICLE X DISTRIBUTIONS UPON DEATH; DESIGNATIONS OF BENEFICIARIES		48
10.1	Death Prior to Benefit Commencement Date	48
10.2	Designation of Beneficiary	48
10.3	Death After Benefit Commencement Date	49

ARTICLE XI AMENDMENT OF PLAN		50
11.1	Right to Amend	50
11.2	Limitation on Amendments	50

ARTICLE XII TERMINATION OF PLAN		51
12.1	Right to Discontinue Contributions, Terminate, or Partially Terminate	51

(iii)

12.2	Procedure in the Event of Discontinuance of Contributions, Termination, or Partial Termination	51
12.3	Merger, Consolidation, or Transfer	51
12.4	Reversion of Contributions to Employer	52

ARTICLE XIII PLAN ADMINISTRATION		53
13.1	The Administrator	53
13.2	Action by Committee	53
13.3	Rules and Regulations of Administrator	54
13.4	Powers of Administrator	54
13.5	Appointment of Daily Administrator	55
13.6	Duties of Daily Administrator	55
13.7	Indemnification of the Administrator and Daily Administrator	56
13.8	Plan Fiduciaries	56
13.9	Action Taken in Good Faith	57
13.10	Expenses of Administration	58
13.11	Claims Procedure	58

ARTICLE XIV ADOPTION BY AFFILIATED COMPANIES		60
14.1	Adoption by and Designation of Other Employers	60
14.2	Single Plan	61

ARTICLE XV THE TRUSTEE		62
15.1	Trust Fund	62
15.2	Trustee's Duties	62
15.3	Benefits Only from Trust Fund	62
15.4	Trust Fund Applicable Only to Payment of Benefits	62
15.5	Appointment of Investment Advisor	62
15.6	Administrator's Duty to Trustee	63

ARTICLE XVI PARTICIPANT INVESTMENT OPTIONS		64
16.1	Investments of Contributions	64
16.2	Participant Direction of Investment	64
16.3	Investments in Individual Loans to Participants	66
16.4	Voting Rights	66

ARTICLE XVII TOP HEAVY PROVISIONS		67
17.1	Applicability	67
17.2	Definitions	67
17.3	Top-Heavy Status	67
17.4	Minimum Contributions	68

ARTICLE XVIII MISCELLANEOUS		69
18.1	No Employment or Compensation Agreement	69
18.2	Spendthrift Provision	69
18.3	Construction	69
18.4	Gender and Number	69
18.5	Titles	69
18.6	Texas Law Applicable	69
18.7	Successors and Assigns	69
18.8	Plan Controls	69

(iv)

ZALE CORPORATION SAVINGS & INVESTMENT PLAN
(As Amended and Restated Effective April 1, 2006)
THIS AGREEMENT, executed this 31 day of July, 2006, and effective the 1st day of August 1, 2005, unless specifically provided elsewhere in this Agreement, is made by Zale Corporation, having its principal office in Irving, Texas (hereinafter referred to as the “Company”).
WITNESSETH:
WHEREAS, effective April 1, 1951, the Company established a plan known as “Zale’s Profit Sharing Plan” (the “Original Plan”);
WHEREAS, the Original Plan was amended, effective April 1, 1989, to comply with the Tax Reform Act of 1986 and subsequent tax act changes and to add employee salary deferral elections pursuant to section 401(k) of the Code and employer matching contributions pursuant to section 401(m) of the Code;
WHEREAS, the Original Plan was amended, effective April 1, 1991, to add an employee stock ownership plan component (the “ESOP Component”) which was intended to qualify as a stock bonus plan under section 401(a) of the Code and as an employee stock ownership plan under section 4975(e)(7) of the Code under the instrument entitled “Zale’s Savings and Employee Stock Ownership Plan” (the “Savings/ESOP Plan”);
WHEREAS, effective January 1, 1992, the Company split up the Savings/ESOP Plan into two separate plans: one through the amendment and restatement of the Savings/ESOP Plan, which was known as the “Zale’s Employee Stock Ownership Plan” (the “Zale ESOP Plan”), and the other through the execution of a new document, which plan was known as the “Zale’s Profit Sharing Plan” (the “Profit Sharing Plan”), each of which was a continuation of its respective component of the Savings/ESOP Plan without gap in time or effect;
WHEREAS, the Company terminated the Zale ESOP Plan effective January 1, 1992 and received a favorable determination letter from the Internal Revenue Service (the “IRS”) on the qualification of the Zale ESOP Plan upon its termination;
WHEREAS, the Company amended the Profit Sharing Plan on April 15, 1993 by adopting a First Amendment thereto and received a favorable determination letter from the IRS on the qualification of the Profit Sharing Plan, as amended by such First Amendment;
WHEREAS, effective April 1, 1994, the Company restated the Profit Sharing Plan to comply with then applicable legislation;
WHEREAS, the restated Profit Sharing Plan (the “Plan”) was thereafter restated by Amendments No. 1-7;
WHEREAS, the Company amended and restated the Plan to bring it into compliance with the Code, as modified by the Small Business Job Protection Act of 1996 (“SBJPA”), the General Agreement on Tariffs and Trades under the Uruguay Round Agreements Act (“GATT”), Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”), and the Taxpayer Relief Act of 1997 (“TRA ‘97”), as well as all rules and regulations enacted or promulgated since the date the Plan was last restated and administrative pronouncements issued by the Treasury Department applicable to the Plan;

(v)

WHEREAS, the Company amended the Plan, effective August 1, 2002, to adopt certain Model Amendments published in (i) IRS Notice 2001-37, relating to qualified transportation fringe benefits, (ii) IRS Notice 2001-57, for the changes to the Plan qualification requirements under section 401(a) of the Code that were made by the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”), and (iii) IRS Revenue Procedure 2002-29, to comply with the minimum distribution rules;
WHEREAS, such amendment to the Plan was adopted to reflect the Plan’s good faith compliance with the requirements of EGTRRA, was to be construed in accordance with EGTRRA and the guidance issued thereunder, and was to supercede the provisions of the Plan to the extent those provisions were inconsistent with the provisions of the amendment;
WHEREAS, the Company elected, for the Plan Year ending July 31, 2002, in accordance with IRS Notice 2000-3, not to be a safe harbor plan for purposes of the actual deferral percentage test and the actual contribution percentage test, and the Company amended the Plan, effective August 1, 2001, to specify the testing method to be used for Plan Years ending July 31, 2002 and thereafter;
WHEREAS, the Company amended the Plan, effective June 1, 2003, to allow Piercing Pagoda Distribution Center employees and Warehouse employees who participated in the Plan to receive an allocation of matching contributions for the Plan Year ending July 31, 2003 in view of the closure of those facilities, and to allow the Company, in its discretion, to fund matching contributions prior to the end of the Plan Year for Participants who are not required to be employed on the last day of the Plan Year to be entitled to receive an allocation of such matching contributions;
WHEREAS, the Company amended the Plan, effective August 1, 1997 and August 1, 2000, as applicable, to comply with the requests of the IRS in order to secure a favorable determination letter regarding the Plan’s continued qualified status under section 401 of the Code;
WHEREAS, the Company subsequently amended the Plan, effective July 31, 2004, to clarify who makes the decision concerning the form of Company contributions, provide more flexibility in the investment of contributions made by Participants and the Company, and specify the investment treatment applicable to Participants who do not make investment directions;
WHEREAS, the Company amended the Plan, effective March 28, 2005, to (i) reduce the dollar limit on mandatory lump sum cashout distributions from $5,000 to $1,000 and (ii) reflect that no mandatory lump sum cashout distribution will be made after March 28, 2005 if the balance of the participant’s rollover account, when added to the balance of the remainder of his individual account, exceeds $1,000;
WHEREAS, by this instrument, the Company desires to amend and restate the Plan through a document generally effective August 1, 2005 to (i) incorporate into the Plan document the previous amendments to the Plan; (ii) reflect the transition of the recordkeeping and trustee services to Fidelity Investments and the following Plan design changes effective April 1, 2006: (A) provide for automatic enrollment for new Eligible Employees at the rate of two percent (2%) of Compensation, (B) increase the Pre-Tax Contribution rate for Non-Highly Compensated Employees to sixty percent (60%) of Compensation and for Highly Compensated Employees to thirty percent (30%) of Compensation, (C) increase the Catch-Up Contribution rate to fifty percent (50%), (D) prohibit Rollover Contributions to the Plan of after-tax monies and monies from a non-conduit individual retirement arrangement, (E) modify the method of determining whether an Employee has completed a Year of Service following his initial employment year to look at the Plan Year rather than the employment year, (F) allow Participants to continue to

(vi)

repay outstanding Plan loans following a termination of employment, (G) remove Company stock as a source for participant loans, (H) modify the hardship suspension period from six (6) months to one hundred eighty-three (183) days, (I) add an age fifty-nine and one-half (59 1/2) in-service withdrawal provision for all Participants, (J) eliminate systematic withdrawals as a form of distribution for Karten’s Plan Participants, (K) fully vest all Karten’s Plan Participants in their Karten’s Plan discretionary profit sharing and matching contribution accounts, (L) combine all Participants’ Karten’s Plan accounts with like accounts under the Plan (e.g., Karten’s matching contributions to the Matching Contribution Account source), and (M) permit affected Participants to receive qualified Hurricane Katrina distributions; (iii) comply with regulations issued pursuant to sections 401(k) and 401(m) of the Code; (iv) allow the Chief Executive Officer to amend the Plan to comply with changes in the law or to implement changes recommended by the Committee appointed pursuant to Article XIII that do not have a significant impact on Plan costs; (v) amend the Plan to address how errors in contribution percentage changes are addressed effective August 1, 2005; (vi) change the Plan Year, effective January 1, 2007, to the calendar year; and (vii) make certain other changes and clarifications in order to facilitate the transfer of the recordkeeping and trustee functions to Fidelity on April 1, 2006;
WHEREAS, in connection with the authority delegated to the Committee to recommend amendments to the Plan as described in the preceding paragraph, the Chief Executive Officer also desires to amend the Plan to include in this restated document the following changes, effective April 1, 2006: (i) change the definition of “Disability,” (ii) permit Participants to elect to have their annual Pre-Tax Contribution percentage automatically increased each Plan Year, (iii) clarify that the twenty-five percent (25%) limit on investments in Company stock applies to all contribution sources, (iv) provide for a lump sum distribution to Participants who reach their “Required Beginning Date,” (v) clarify that only Participant contribution sources are available for a hardship withdrawal, (vi) simplify the payout of benefits to Participants who die without a designated Beneficiary, (vii) reflect that the Benefits Department of the Company handles the daily operation of the Plan (i.e., is the Daily Administrator), (viii) expand the indemnity provisions of the Plan to cover the members of the Committee appointed pursuant to Article XIII and the Daily Administrator, (ix) update the claims procedure to reflect the maximum time requirements imposed by ERISA and those applicable to committees; and (x) provide for the correction of errors in implementing Participant investment directions; and
WHEREAS, this amendment and restatement of the Plan is intended to evidence the Plan’s continued good faith compliance with the requirements of EGTRRA and the guidance issued thereunder.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Plan is hereby restated as follows:

(vii)

ARTICLE I
DEFINITIONS
Unless by the context hereof a different meaning is clearly indicated, whenever used in this Plan, the following words will have the meanings hereinafter set forth:
1.1	Administrator for the purposes of ERISA means the Company; provided, that the Company, by action of its Board of Directors or its Chief Executive Officer, may designate another person or entity, including the Trustee, the Recordkeeper or a Committee, as Administrator of the Plan. As of the Effective Date, the Company has designated the Committee as the Administrator. The Committee may delegate some or all of its duties to another person or entity pursuant to Article XIII (e.g., the Daily Administrator or Recordkeeper). Accordingly, any reference to the Administrator in this Plan will be deemed to refer to any such designee, as applicable.

1.2	Affiliated Company means the Company and any other entity which is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses (as defined in section 414(b) or (c) of the Code), any entity which along with the Company is included in an affiliated service group as defined in section 414(m) of the Code, and any other entity which is required to be aggregated with the Company pursuant to section 414(o) of the Code.

1.3	Allocation Date means the end of each calendar quarter or such other date or dates as the Administrator may establish from time to time.

1.4	Alternate Payee means any Spouse, former Spouse, child, or other dependent of a Participant who is recognized by a Domestic Relations Order as having a right to receive all, or a portion of, the benefits payable under the Plan with respect to such Participant.

1.5	Beneficiary means any person or fiduciary designated by a Participant or Former Participant in accordance with Section 10.2.

1.6	Benefit Commencement Date means the first day on which all events have occurred which entitle the Participant to such benefit, in accordance with the requirements of section 411 of the Code. For purposes of this Plan, a Participant’s Benefit Commencement Date will be determined as follows:
(a)	Termination of Service. With respect to any distribution upon termination of service for any reason, the Benefit Commencement Date will generally be the later of (i) the effective date of a Qualified Election (including all consents and applicable information in connection therewith) that is required to be made under section 411 of the Code with respect to such distribution, or (ii) thirty (30) days after the date of such termination of service; provided, however, that for purposes of Section 9.10, regarding Automatic Cashouts, the Benefit Commencement Date will be the date such cashout distribution is to be made.

(b)	In-Service Withdrawals. With respect to any withdrawal prior to termination of service, the Benefit Commencement Date will be the effective date of a Qualified Election (including all consents and applicable information in connection therewith) that is required to be made under section 411 of the Code with respect to such withdrawal.

(c)	Attainment of Required Beginning Date. In the case of any distribution on account of the Participant’s attainment of the Required Beginning Date, if neither subparagraph (a) nor (b) applies, the Benefit Commencement Date will be the applicable April 1 following the calendar year in which the Participant attains age seventy and one-half (70 1/2) or terminates service, as applicable.
1.7	Break-in-Service means a Plan Year during which the Participant is credited with five hundred (500) or fewer Hours of Service.

1.8	Catch-Up Contribution Account means the portion of the Individual Account maintained by the Trustee or the Recordkeeper for each Participant, Former Participant or Beneficiary on and after April 1, 2006, reflecting the monetary value of such person’s interest in the Trust Fund attributable to Catch-Up Contributions made by the Participant under the Plan.

1.9	Catch-Up Contribution means the contributions made pursuant to section 414(v) of the Code as provided in Section 3.4 of this Plan.

1.10	Code means the Internal Revenue Code of 1986, as it may be amended from time to time. Reference to a section of the Code will include that section, applicable Treasury regulations promulgated thereunder and any comparable section of any future legislation that amends, supplements or supersedes said section, effective as of the date such comparable section is effective with respect to the Plan.

1.11	Committee means the committee appointed under Article XIII to administer the Plan, as from time to time constituted. If no such committee is appointed, the Company will constitute the Committee.

1.12	Common Stock means the shares of common stock of Zale Corporation.

1.13	Common Stock Fund means the Investment Fund maintained pursuant to the Plan which is invested in Common Stock.

1.14	Company means Zale Corporation, or such other organization which, pursuant to a spinoff, merger, consolidation, reorganization, or similar corporate transaction where a significant portion of the Company’s employees become employees of such organization, adopts and assumes the Plan and the Trust Agreement as the sponsor with the consent of the Company and agrees to accept the duties, responsibilities and obligations of the sponsor of the Plan and the Trust Agreement. Reference in the Plan to the Company will refer to any such organization which adopts and assumes the sponsorship of the Plan and the Trust Agreement.

1.15	Compensation means, with respect to an Eligible Employee, compensation paid to such Employee by an Employer which is includible in the Employee’s gross income for the Plan Year, plus amounts applied to purchase benefits pursuant to a salary reduction agreement under a cafeteria plan (as defined in section 125 of the Code) sponsored by an Employer, amounts deferred pursuant to a salary reduction agreement authorized in Section 3.1, amounts deferred pursuant to a salary reduction agreement under any other plan described in sections 401(k) and 408(k) of the Code sponsored by an Employer and amounts that are not includible in gross income of such Employee by reason of section 132(f)(4) of the Code, but excluding relocation expenses, merchandise incentives and car fringe benefits, and all other items of compensation.

The Compensation of each Participant taken into account in determining allocations for any Plan Year will not exceed two hundred thousand dollars ($200,000), as adjusted for cost-of-living increases in accordance with section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to Compensation for the determination period that begins with or within the calendar year.

For nondiscrimination testing purposes under Section 4.2 and Section 5.1, Compensation means any definition of compensation permitted under section 414(s) of the Code as elected by the Administrator for the applicable Plan Year.

1.16	Daily Administrator means the individual designated by the Administrator to handle on a ministerial basis the day-to-day operation of the Plan. In the event the Plan Administrator fails to appoint a Daily Administrator, the Administrator will be the Daily Administrator. As of the Effective Date, the Benefits Department of the Company is the Daily Administrator.

1.17	Direct Rollover means a payment by the Plan to an Eligible Retirement Plan specified by (a) the Participant, (b) the Participant’s surviving Spouse, or (c) the Participant’s former Spouse who is an Alternate Payee under a QDRO.

1.18	Disability means effective April 1, 2006 the Participant is either totally and permanently disabled within the meaning of a long-term disability plan sponsored by the Employer in which the Participant is a member or is determined to be totally and permanently disabled by a ruling issued by the Social Security Administration.

1.19	Domestic Relations Order means any judgment, decree, or order (including one that approves a property settlement agreement) that relates to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child, or other dependent of a Participant and is rendered under a state (within the meaning of section 7701(a)(10) of the Code) domestic relations law (including a community property law).

1.20	Effective Date means August 1, 2005, as to this amendment and restatement of the Plan, except:
(a)	specific provisions of the Plan designated as having a different effective date will be effective as indicated in such provisions; and

(b)	specific provisions of the Plan required to have a different effective date by applicable provisions of the Code, including revisions made by EGTRRA, will be effective as of the dates such provisions are required to be effective with respect to the Plan under the Code or, if later, under administrative pronouncements issued by the Internal Revenue Service or the Treasury Department.
1.21	Eligible Employee means any Employee who is on an Employer’s payroll in the United States, Puerto Rico or Guam. The term Eligible Employee will exclude:
(a)	all other persons who work outside of the United States unless the Committee elects to cover them by the Plan, in which case an appendix that reflects such coverage will be attached hereto;

(b)	any Leased Employee that section 414(n) of the Code treats as an Employee of an Employer, any independent contractor or any self-employed person even if such person is subsequently deemed to be a common law employee by the Employer, a governmental agency with jurisdiction over the Plan or a court of competent jurisdiction;

(c)	any Employee who is included in a unit of Employees covered by a collective bargaining agreement between the Employees’ representative and the Employer, even if they have met the requirements for eligibility, if there has been good faith bargaining between the Employer and the Employees’ representative and the collective bargaining agreement does not require the Employer to include those Employees in the Plan; and

(d)	any Employee who is a nonresident alien and who receives no earned income (within the meaning of section 911(d)(2) of the Code) from any Employer which constitutes income from sources within the United States (within the meaning of section 861(a)(3) of the Code).
An Eligible Employee who is a Participant in this Plan when he is excluded under the provisions of this Section 1.21 will cease active participation in this Plan on the effective date of that exclusion (e.g., the effective date of the collective bargaining agreement in the case of an exclusion under subsection (c)) and will not be eligible to make Pre-Tax Contributions or receive any Matching Contributions while a member of the ineligible class but will not be considered to have terminated employment for distribution purposes under this Plan.

1.22	Eligible Retirement Plan means (a) an individual retirement account described in section 408(a) of the Code, (b) an individual retirement annuity described in section 408(b) of the Code, (c) an annuity plan described in section 403(a) of the Code, (d) a qualified plan described in section 401(a) of the Code, which under its provisions and applicable law may accept such Eligible Rollover Distribution, (e) an annuity contract described in section 403(b) of the Code, and (f) an eligible plan under section 457 of the Code which is maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts rolled over to such plan from this Plan. This definition of Eligible Retirement Plan will also apply in the case of a distribution to a surviving Spouse, or a Spouse or former Spouse who is the Alternate Payee under a QDRO.

1.23	Eligible Rollover Distribution means any distribution of all or any portion of the Individual Account of a Participant, within the meaning of section 402(c)(4) of the Code, other than:
(a)	a distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated Beneficiary or for a specified period of ten (10) years or more;

(b)	a distribution to the extent such distribution is required under section 401(a)(9) of the Code;

(c)	generally, the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); provided, however, that an Eligible Rollover

Distribution may include the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities), provided that such portion may only be rolled over to an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code or a qualified defined contribution plan described in section 401(a) or 403(a) of the Code that agrees to separately account for amounts so rolled over, including separately accounting for the portion of the distribution which is includable in gross income and the portion of such distribution which is not so includable.

(d)	a loan treated as a distribution under section 72(p) of the Code and not excepted by section 72(p)(2) of the Code;

(e)	a loan in default that is a deemed distribution;

(f)	any corrective distribution provided in Sections 4.2 and 5.1 (regarding excess Pre-Tax Contributions and excess Matching Contributions) and in Section 7.2 (regarding excess Annual Additions);

(g)	a hardship withdrawal under section 401(k)(2)(B)(i)(IV) of the Code; and

(h)	any other distribution so designated by the Internal Revenue Service in revenue rulings, notices, and other guidance of general applicability.
1.24	Employee means any individual in the employ of the Company or an Affiliated Company in the capacity of an employee and not in the capacity of an independent contractor, contract employee or Leased Employee.

1.25	Employee After-Tax Account means the portion of the Individual Account maintained by the Trustee or the Recordkeeper for each Participant, Former Participant or Beneficiary reflecting the monetary value of such person’s interest in the Trust Fund attributable to contributions made by the Participant on an after-tax basis when such contributions were permitted by the Plan. Effective April 1, 2006, the Employee After-Tax Account will also hold amounts repaid to the Plan by Participants who received an improper distribution of Excess Contributions pursuant to Section 4.2 or Excess Aggregate Contributions pursuant to Section 5.1.

1.26	Employee Pre-Tax Matched Contribution Account means the portion of the Individual Account maintained by the Trustee or the Recordkeeper for each Participant, Former Participant or Beneficiary on or after April 1, 2006, reflecting the monetary value of such person’s interest in the Trust Fund attributable to contributions made by the Participant on a pre-tax basis that were eligible for a corresponding Matching Contribution under the Plan. The Employee Pre-Tax Matched Contribution Account will also be credited with amounts attributable to pre-tax contributions made by the Participant under the Karten’s Plan that were entitled to a corresponding Matching Contribution under that plan.

1.27	Employee Pre-Tax Unmatched Contribution Account means the portion of the Individual Account maintained by the Trustee or the Recordkeeper for each Participant, Former Participant or Beneficiary on and after April 1, 2006, reflecting the monetary value of such person’s interest in the Trust Fund attributable to contributions made by the Participant on a pre-tax basis that were not eligible for a corresponding Matching

Contribution under the Plan. The Employee Pre-Tax Unmatched Contribution Account will also be credited with amounts attributable to pre-tax contributions made by the Participant under the Karten’s Plan that were not entitled to a corresponding Matching Contribution under that plan.

1.28	Employer means the Company and any other Affiliated Company which adopts the Plan with respect to its Eligible Employees as provided in Article XIV.

1.29	Employment Commencement Date means the first day an Employee has an Hour of Service.

1.30	Entry Date means the first day of each month.

1.31	ERISA means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and applicable regulations promulgated thereunder.

1.32	Excess Aggregate Contributions means Matching Contributions attributable to Highly Compensated Employees that cause the Plan to fail the actual contribution percentage test under section 401(m) of the Code, as described in Section 5.1.

1.33	Excess Contributions means Pre-Tax Contributions attributable to Highly Compensated Employees that cause the Plan to fail the actual deferral percentage test under section 401(k) of the Code, as described in Section 4.2.

1.34	Excess Elective Deferral means Pre-Tax Contributions that exceed the limit on such contributions under section 402(g) of the Code, as described in Section 4.1(a).

1.35	Former Participant means any individual who has been a Participant in the Plan, who is no longer in the employ of an Affiliated Company and who has not yet received the entire benefit to which he is entitled under the Plan.

1.36	Highly Compensated Employee means, for any Plan Year, any Employee who:
(a)	was, at any time during the Plan Year or the preceding Plan Year, a more than five percent (5%) owner of any Employer; or

(b)	during the preceding Plan Year received 415 Compensation (as defined in Section 7.1) from all Employers in excess of eighty thousand dollars ($80,000) (as adjusted to such other amount as the Secretary of the Treasury will prescribe at the same time and in the same manner as provided under section 415(d) of the Code for adjusting the dollar limitation in effect under section 415(b)(1)(A) of the Code (i.e., one hundred thousand dollars ($100,000) for 2006)).
1.37	Hour or Hour of Service means each hour credited to an Employee in accordance with the following:
(a)	An Hour of Service will be credited to an Employee for each hour for which he is directly or indirectly paid, or entitled to payment, by any Affiliated Company.

(b)	An Hour of Service will be credited to an Employee for each hour for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by an Affiliated Company. These hours will be credited to the Employee for the

Plan Year or Plan Years to which the award or agreement pertains rather than the Plan Year in which the award, agreement or payment is made.
(c)	In no event will an Employee be given credit for a specific Hour of Service under more than one of the above subsections (a) or (b).

(d)	Hours of Service for periods during which no duties are performed will be determined and credited in accordance with Sections 2530.200b-2(b) and (c) of the Department of Labor regulations.

(e)	If an absence from the service of an Affiliated Company occurs for any period by reason of (i) pregnancy of the individual, (ii) birth of a child of the individual, (iii) placement of a child with the individual in connection with the adoption of such child by such individual, or (iv) for purposes of caring for such child for a period beginning immediately following such birth or placement and if the Participant does not return to employment immediately on the expiration of the period of absence, solely for purposes of determining a Break in Service, the Plan will credit the Participant with up to five hundred and one (501) Hours of Service which otherwise would normally have been credited to such individual during the Plan Year. However, if in the Plan Year in which the absence commences the Participant would not have incurred a Break in Service even if the preceding sentence had not applied, the Plan will credit the Participant with such Hours of Service in the following Plan Year. The Plan will not credit any Participant with any Hours of Service under this subsection (e) unless such Participant timely furnishes the Administrator information establishing (i) that the absence from the service of an Affiliated Company was for one or more reasons specified in the first sentence of this subparagraph (e), and (ii) the numbers of days for which there was an absence.

(f)	Effective December 12, 1994, each period of qualified military service (within the meaning of Chapter 43 of Title 38, United States Code) served by an Employee who is reemployed under that chapter by an Affiliated Company following such service will be considered service with an Affiliated Company for purposes of determining his Hours of Service.

(g)	Hours of Service include hours credited for an employer, the stock or assets of which are acquired by an Employer or an Affiliated Company, without regard to whether a predecessor plan was maintained.
1.38	Individual Account means an account or record to be maintained by the Trustee or the Recordkeeper reflecting the monetary value of the undivided interest in the Trust Fund of each Participant, each Former Participant and each Beneficiary and, effective as of April 1, 2006, and will include the following sub-accounts:
(a)	Catch-Up Contribution Account;

(b)	Employee After-Tax Account;

(c)	Employee Pre-Tax Matched Contribution Account;

(d)	Employee Pre-Tax Unmatched Contribution Account;

(e)	Matching Contribution Account;

(f)	Profit Sharing Account;

(g)	QNEC Account;

(h)	Rollover Account; and

(i)	Safe Harbor Match Account.
The term Individual Account will also include such other additional account or accounts as the Administrator may establish from time to time.

1.39	Interactive Electronic Communication means, to the extent available under the Plan, a communication between a Participant, Former Participant or Beneficiary and the Recordkeeper pursuant to a system maintained by the Recordkeeper and communicated to each Participant, Former Participant and Beneficiary whereby each such individual may obtain financial information regarding his Individual Account and amounts available for withdrawal, and may initiate investment transfer elections and exercise options as described herein with respect to his Individual Account through the use of such system and a personal identification number assigned to the Participant, Former Participant or Beneficiary by the Recordkeeper or the Administrator. If a Participant, Former Participant or Beneficiary participates in the Plan’s Interactive Electronic Communication feature through the use of his personal identification number, the Participant, Former Participant or Beneficiary, as the case may be, will be deemed to have given his written consent and authorization to any action resulting from the use of the Interactive Electronic Communication system by the Participant, Former Participant or Beneficiary.

1.40	Investment Fund means one or more funds designated by the Administrator pursuant to Section 16.1 from time to time and maintained for the purpose of providing a vehicle for the investment of assets of the Trust Fund, in accordance with the directions of each Participant, Former Participant or Beneficiary with respect to his Individual Account, until such Investment Fund or Investment Funds will be eliminated by action of the Administrator. The Administrator may direct the Trustee to invest one or more of such funds with a specified insurance company or mutual fund, or appoint an investment advisor as provided in Section 15.5 to manage the same and may also direct the Trustee to establish new Investment Funds or delete existing Investment Funds from time to time.

1.41	Karten’s Plan means the Karten’s Jewelers, Inc. 401(k) Plan which was merged into the Plan on August 1, 1996.

1.42	Leased Employee means an individual described in section 414(n) of the Code (i.e., who has performed services for the Employer pursuant to a leasing agreement on a substantially full-time basis for at least one (1) year and who performs such services under the primary direction or control of the Employer). A Leased Employee will also include any individual who is deemed to be an Employee of an Employer under section 414(o) of the Code.

1.43	Matching Contribution means the contribution made by an Employer pursuant to Section 3.2.

1.44	Matching Contribution Account means the portion of the Individual Account maintained by the Trustee or the Recordkeeper for each Participant, Former Participant or Beneficiary, reflecting the monetary value of such person’s individual interest in the Trust Fund attributable to an Employer’s Matching Contributions under Section 3.2. Effective April 1, 2006, the Matching Contribution Account will also be credited with amounts attributable to Matching Contributions made on behalf of the Participant under the Karten’s Plan.

1.45	Non-Highly Compensated Employee means any Employee who is not a Highly Compensated Employee. The determination of an Employee’s status as a Non-Highly Compensated Employee for a Plan Year will be determined based on the definition of Highly Compensated Employee in Section 1.36 that is applicable for that Plan Year.

1.46	Normal Retirement Date means the later of a Participant’s or Former Participant’s 65th birthday or the fifth (5th) anniversary of the date he commenced participation in the Plan. The Normal Retirement Date for a Participant or Former Participant who previously participated in the Karten’s Plan and had amounts transferred from the Karten’s Plan to the Plan means the date the Participant attains age sixty-five (65).

1.47	Participant means an Eligible Employee who has met the eligibility requirements of the Plan as provided in Article II and has begun participating in the Plan. An Eligible Employee who elects to make a Rollover Contribution but who has not yet met the eligibility requirements of the Plan (i.e., has not completed one (1) Year of Service or attained age twenty-one (21)) will be considered a Participant only for purposes of applying the relevant provisions of the Plan relating to the investment and distribution of such Employee’s Rollover Account and his rights and responsibilities under ERISA with respect to such Rollover Contribution. For purposes of Section 4.2 (regarding the actual deferral percentage test) and Section 5.1 (regarding the actual contribution percentage test), the term “Participant” includes any Eligible Employee who has met the eligibility requirements of the Plan (i.e., attained age twenty-one (21) and completed one (1) Year of Service) regardless of whether he has elected to make Pre-Tax Contributions to the Plan.

1.48	Plan means the plan embodied herein, as the same may be amended from time to time, and will be known as the “Zale Corporation Savings & Investment Plan.”

1.49	Plan Year means, initially, the twelve (12)-month period from August 1 of each calendar year to the next following July 31. Effective January 1, 2007, the Plan Year will change to the calendar year. Accordingly, the Plan Year that begins August 1, 2006 will be a short Plan Year that ends December 31, 2006; and, thereafter, Plan Year will mean the calendar year.

1.50	Pre-Tax Contribution means contributions made by an Employer on behalf of each Participant pursuant to a salary reduction agreement described in Section 3.1. Those Pre-Tax Contributions which are eligible for a Matching Contribution pursuant to Section 3.2 will be referred to as Pre-Tax Matched Contributions. Those Pre-Tax Contributions which are not eligible for a Matching Contribution pursuant to Section 3.2 will be referred to as Pre-Tax Unmatched Contributions.

1.51	Pre-Tax Contribution Accounts means the Participant’s Employee Pre-Tax Matched Contribution Account and Employee Pre-Tax Unmatched Contribution Account.

1.52	Profit Sharing Account means the portion of the Individual Account maintained by the Trustee or the Recordkeeper for each Participant, Former Participant or Beneficiary, reflecting the monetary value of such person’s individual interest in the Trust Fund attributable to an Employer’s discretionary profit sharing contributions made to the Plan before August 1, 1998, and earnings thereon. Such Profit Sharing Account became fully vested as of July 31, 2005. Effective April 1, 2006, the Employer Profit Sharing Account will also be credited with amounts attributable to discretionary profit sharing contributions, if any, made on behalf of the Participant under the Karten’s Plan.

1.53	QDRO means a Domestic Relations Order that:
(a)	Creates or recognizes the existence of an Alternate Payee’s right, or assigns to an Alternate Payee such right, to receive all or a portion of the benefits payable with respect to a Participant under the Plan;

(b)	Does not require the Plan to provide any type or form of benefit, or any option not otherwise provided under the Plan;

(c)	Does not require the Plan to provide increased benefits (determined on the basis of actuarial value);

(d)	Does not require the payment of benefits to an Alternate Payee that are required to be paid to another Alternate Payee under another order previously determined to be a QDRO; and

(e)	Clearly specifies:
(i)	The name and last known mailing address of the Participant and the name and mailing address of each Alternate Payee covered by the order (unless such addresses are reasonably available to the Daily Administrator);

(ii)	The amount or percentage of the Participant’s benefits to be paid by the Plan to each such Alternate Payee, or the manner in which such amount or percentage is to be determined;

(iii)	The number of payments or payment periods to which such order applies; and

(iv)	That it is applicable with respect to this Plan.
Notwithstanding the foregoing, a Domestic Relations Order will not be considered to fail to qualify as a QDRO with respect to any payment made before a Participant has separated from service solely because the order requires that payment of benefits be made to an Alternate Payee prior to the date the Participant attains age fifty (50).

1.54	QNEC Account means the portion of the Individual Account maintained by the Trustee or the Recordkeeper for each Participant, Former Participant or Beneficiary on and after April 1, 2006, reflecting the monetary value of such person’s individual interest in the Trust Fund attributable to QNECs made to the Plan and the earnings and losses thereon.

1.55	QNECs means the qualified nonelective contributions made on an Eligible Employee’s, a Participant’s or Former Participant’s behalf under the Plan in order to satisfy the actual deferral percentage test described in Section 4.2 or the actual contribution percentage test described in Section 5.1 or to correct certain operating discrepancies pursuant to certain voluntary correction programs approved by the Internal Revenue Service. A Participant’s or Former Participant’s QNECs will be fully vested and subject to the distribution restrictions set forth in sections 401(k)(2)(B) and 401(k)(10) of the Code.

1.56	Qualified Election means the designation of any Beneficiary in addition to or other than the Participant’s Spouse, and if the Benefit Commencement Date is prior to the Participant’s Normal Retirement Date, the election of a Benefit Commencement Date. No such designation will be deemed to be a Qualified Election unless it satisfies the following rules, and such other requirements as the Administrator may prescribe:
(a)	In the case of the designation of any Beneficiary in addition to or other than the Participant’s Spouse, the Participant’s Spouse, if any, must consent to such designation and such Spouse’s consent must be witnessed by a notary public.

(b)	Notwithstanding the consent requirement set forth in Section 1.56(a) above, if the Participant warrants to the Administrator that such written consent may not be obtained because there is no Spouse or the Spouse cannot be located or for any other reason as the Administrator determines to be consistent with the requirements of section 417 of the Code, a related designation of Beneficiary without spousal consent may be deemed a Qualified Election to the extent permitted by sections 401(a)(11) and 417 of the Code; provided, however, that the Administrator may require the Participant in such case to produce such evidence of the Spouse’s unavailability or other circumstances as the Administrator deems to be appropriate.

(c)	A Qualified Election under this provision requiring consent of a Participant’s Spouse will be valid only with respect to the Spouse who consented to the Qualified Election, or in the event of a Qualified Election to which the Spouse’s consent has not been obtained, with respect to that Spouse whose consent was not obtained (e.g., that Spouse who cannot be located).

(d)	A revocation of or change in a prior designation of Beneficiary may be made by a Participant at any time before the Benefit Commencement Date but any change in a designation will be subject to the foregoing rules. Subject to the foregoing (relating to a change by a Participant), the consent by a Participant’s Spouse to a designation will be irrevocable. The number of revocations and designations or changes thereto will not be limited during any applicable election period.

(e)	A designation of Beneficiary which, by reason of a failure to obtain required spousal consent could not be given effect when made, may later be given effect if at the relevant date the Participant has no Spouse or is not then otherwise required to have spousal consent.
A designation of Beneficiary will be effective as of the date of receipt by the Administrator of a properly completed designation.

1.57	Recordkeeper means any person or entity appointed by the Company to perform record keeping and other administrative services on behalf of the Plan. If no Recordkeeper is appointed, the Trustee will perform the duties of the Recordkeeper.

1.58	Required Beginning Date means the April 1 following the later of the calendar year in which the Participant attains age seventy and one-half (70 1/2) or terminates service, provided, however, that if the Participant is a “five-percent owner” within the meaning of section 401(a)(9) of the Code, the Required Beginning Date will be the April 1 following the Plan Year in which the Participant attains age seventy and one-half (70 1/2) regardless of whether the Participant has terminated service.

1.59	Rollover Account means the portion of the Individual Account maintained by the Trustee or the Recordkeeper for each Eligible Employee or Participant who makes a Rollover Contribution reflecting the monetary value of such person’s individual interest in the Trust Fund attributable to such Rollover Contribution.

1.60	Rollover Contribution means any amount contributed or directly transferred to the Plan which would constitute a rollover contribution within the meaning of the Code; provided, however, that effective April 1, 2006, the following amounts will not constitute Rollover Contributions under this Plan: (a) after-tax contributions, or (b) amounts held in an individual retirement account or individual retirement annuity which does not constitute a conduit account (i.e., holds money other than qualified retirement plan money).

1.61	Safe Harbor Match Account means the portion of the Individual Account maintained by the Trustee or the Recordkeeper for each Participant, Former Participant or Beneficiary effective on and after April 1, 2006, reflecting the monetary value of such person’s individual interest in the Trust Fund attributable to Matching Contributions when the Plan was a safe harbor Plan under sections 401(k) and 401(m) of the Code.

1.62	Spouse means the person to whom a Participant is legally married as of such Participant’s Benefit Commencement Date, or in the case of a Participant who dies prior to his Benefit Commencement Date, the person to whom the Participant is legally married on the date of his death. To the extent required by a QDRO pursuant to Section 9.20, a surviving Spouse or former Spouse of a Participant will be treated as the Participant’s Spouse.

1.63	Trust Agreement means the Zale Corporation Savings & Investment Trust Agreement entered into between the Company and the Trustee to carry out the purposes of the Plan and under which the Trust Fund is maintained; provided, that if such agreement be amended or supplemented, Trust Agreement, as of a particular date, will mean such agreement, as amended and supplemented and in force on such date.

1.64	Trust Fund means all assets of whatsoever kind and nature from time to time held by the Trustee pursuant to terms and conditions of the Trust Agreement out of which benefits of the Plan are provided. The Trust Fund may be divided into Investment Funds as provided in Section 16.1.

1.65	Trustee means the trustee or trustees acting at any time as Trustee under the Trust Agreement.

1.66	Valuation Date means each day of the Plan Year on which the New York Stock Exchange is open.

1.67	Year of Service means a twelve (12)-month period commencing on the Employee’s Employment Commencement Date during which the Employee has one thousand (1,000) or more Hours of Service. Effective April 1, 2006, in the event that an Employee does not perform one thousand (1,000) Hours of Service during the twelve (12)-month period commencing on his Employment Commencement Date, subsequent Years of Service will be determined by the Plan Year, commencing with the Plan Year that begins during such Employee’s initial employment year. In connection with the change in Plan Year to the calendar year effective January 1, 2007, an Employee who does not complete one thousand (1,000) Hours of Service during his initial employment year and whose eligibility is being determined on the basis of the Plan Year, will be credited with a Year of Service if he performs one thousand (1,000) Hours of Service during either the twelve (12) month period beginning on August 1, 2006 or the twelve (12) month period beginning January 1, 2007.

End of Article I

ARTICLE II
ELIGIBILITY OF EMPLOYEES
2.1	Eligibility to Participate in the Plan. An Eligible Employee who was a Participant in the Plan on the Effective Date will continue to be a Participant on or after that date. An Eligible Employee who was not a Participant on the Effective Date, will become a Participant as of the Entry Date coinciding with or next following the date he will have both (a) completed one (1) Year of Service, and (b) attained age twenty-one (21), if employed by an Employer on such Entry Date. An Eligible Employee who completes the eligibility requirements but is not employed by an Employer on his Entry Date will become a Participant as provided in Section 2.2. An Employee who completes the service requirements while employed by an Affiliated Company which is not an Employer will become a Participant as of the date on which he becomes an Eligible Employee of an Employer (including, without limitation, by reason of such Affiliated Company’s adoption of the Plan as provided in Article XIV and consequent redefinition as an Employer), or the date he attains age twenty-one (21), if later. An Eligible Employee who completes the eligibility requirements but does not elect to enroll in the Plan on the first Entry Date on which he is eligible may elect to enroll as of any subsequent payroll period.

2.2	Eligibility upon Reemployment. Each Eligible Employee who has satisfied the eligibility requirements in Section 2.1 and is not employed by an Employer on the Entry Date on which he would have become a Participant in the Plan, and who returns to employment with an Employer, will be eligible to become a Plan Participant on the date on which he resumes employment as an Eligible Employee with an Employer.

Each Eligible Employee who has attained age twenty-one (21) but has not completed one (1) Year of Service at the time of his termination of employment from the Employer and all Affiliated Companies will be eligible to become a Participant as follows: (a) if the Employee is reemployed by the Employer before incurring a Break in Service, he will have his prior Hours of Service reinstated and will be eligible to become a Participant as of the Entry Date coinciding with or next following the date he will have both (i) completed one (1) Year of Service, and (ii) attained age twenty-one (21), if employed by an Employer as an Eligible Employee on such Entry Date and (b) if the Employee is reemployed by the Employer after incurring a Break in Service, his prior Hours of Service will be disregarded and he will be eligible to become a Participant as of the Entry Date coinciding with or next following the date he will have both (A) completed one (1) Year of Service, and (B) attained age twenty-one (21), if he is employed by an Employer as an Eligible Employee on such Entry Date.

Each Eligible Employee who has not attained age twenty-one (21) and has completed one (1) Year of Service at the time of his termination of employment from the Employer and all Affiliated Companies, will be eligible to become a Participant on the date on which he will have both resumed employment as an Eligible Employee with an Employer and attained age twenty-one (21).

2.3	Reemployment of Participant . If the employment of a Participant is terminated for any reason and he subsequently is reemployed by an Employer, he will be eligible to become a Participant on the date he resumes employment with an Employer as an Eligible Employee.

2.4	Cessation of Participation. A Participant will immediately cease to be eligible to make Pre-Tax Contributions and to receive an allocation of Matching Contributions under the Plan upon the occurrence of either of the following events:
(a)	termination of his salary reduction agreement established pursuant to Section 3.1; or

(b)	termination of his status as an Eligible Employee with all Employers for any reason.
If a Participant is transferred to a class of employment not eligible for participation in the Plan but continues to be employed by an Affiliated Company (i.e., he is no longer an Eligible Employee), no further contributions to the Trust Fund will be made by or on behalf of the Participant under the Plan with respect to periods on and after the transfer. Any Participant described in the preceding sentence may recommence his participation in the features of the Plan for which he was eligible at the time of the transfer to an ineligible class if he is transferred back to eligible employment (i.e., he becomes an Eligible Employee) and makes the appropriate elections through the Interactive Electronic Communication system in accordance with Section 3.1. During the period of his employment in such transferred position, the Participant will continue to be (i) eligible for withdrawals (subject to the requirements of Article IX), (ii) permitted to transfer his Individual Account among the Investment Funds, and (iii) permitted to change Beneficiaries in accordance with the provisions of the Plan.

2.5	Eligibility Upon Entry or Reentry into Eligible Class of Employees. In the event a Participant is excluded because he is no longer an Eligible Employee as specified in this Article II, such Employee will be eligible to become a Participant immediately upon his return to status as an Eligible Employee. In the event that an Employee who is not a former Participant in the Plan becomes an Eligible Employee, such Employee will be eligible to become a Participant immediately if such Employee has satisfied the eligibility requirements of Section 2.1 and would have previously been eligible to become a Participant had he been an Eligible Employee.

End of Article II

ARTICLE III
CONTRIBUTIONS
3.1	Pre-Tax Contributions.
(a)	Amount of Pre-Tax Contributions. Effective as soon as administratively practicable on or after April 1, 2006, unless the Participant elects otherwise, upon satisfying the eligibility requirements of Article II, or upon his reemployment after satisfying such eligibility requirements, the Participant will automatically be enrolled in the Plan at a Pre-Tax Contribution level of two percent (2%) of Compensation and will be deemed to have entered into a salary reduction agreement with the Employer with respect to such Pre-Tax Contribution. Such automatic enrollment will be implemented as soon as administratively feasible after the Participant’s satisfaction of the eligibility requirements or reemployment after satisfying such eligibility requirements, as the case may be. Alternatively, such Participant or any other Eligible Employee who is eligible to participate in the Plan may enter into a salary reduction agreement electing to have the Employer make Pre-Tax Contributions to the Trust Fund on his behalf in an amount equal to at least one percent (1%) and not more than sixty percent (60%) (thirty percent (30%) if the Participant is a Highly Compensated Employee) (in whole percentages) of his Compensation each Plan Year, subject to the restrictions and limitations of Article IV.

(b)	Limit on Pre-Tax Contributions. No Participant will be permitted to have Pre-Tax Contributions made under the Plan or under any other qualified plan maintained by an Employer during any calendar year in excess of the dollar limitation contained in section 402(g) of the Code (fifteen thousand dollars ($15,000) for year 2006, with such amount to be adjusted automatically to reflect any cost-of-living adjustment authorized by section 402(g)(4) of the Code), as in effect for such calendar year, except to the extent permitted under Section 3.4 of this Article III and section 414(v) of the Code, if applicable. In the event that a Participant’s Pre-Tax Contributions exceed this dollar amount, such contributions will be disposed of in accordance with Section 4.1.

(c)	Salary Reduction Agreement.
(i)	Nature of Agreement. The salary reduction agreement described in this Section 3.1 will be a legally binding agreement whereby (A) the Participant agrees that, as of the effective date of the agreement, the Compensation otherwise payable to him thereafter will be reduced by an amount (as selected or, in the case of automatic enrollment under Section 3.1(a) above, deemed selected by the Participant) not to exceed the maximum percentage permitted under Section 3.1(a), and (B) the Employer agrees to contribute the total amount of such reduction in Compensation to the Trust Fund on behalf of the Participant as a Pre-Tax Contribution under Section 3.1(a). Such contributions will be made by the Employer to the Trust Fund as soon as administratively possible after the payroll period to which such contribution relates. Subject to the provisions of Section 3.1(c)(iv) and Article IV, a Participant’s salary reduction agreement will remain in effect until modified or terminated in accordance with Section 3.1(c)(iii) or Section 3.1(c)(iv).

(ii)	Effective Date of Agreement. The effective date of a Participant’s salary reduction agreement will be no earlier than the Entry Date following the date such agreement is made (or deemed to be made in the case of a newly eligible or rehired Eligible Employee pursuant to Section 3.1(a)).

(iii)	Amendment of Pre-Tax Contribution Elections. As of any payroll period, a Participant may amend his salary reduction agreement to stop making Pre-Tax Contributions with respect to Compensation not yet paid using the Interactive Electronic Communication system. If a Participant elects to stop making Pre-Tax Contributions, the Participant may elect to resume making Pre-Tax Contributions by so electing using the Interactive Electronic Communication system. The effective date of such new salary reduction agreement will be as soon as administratively feasible after such election but no earlier than the first day of the next payroll period beginning after the date the election is received by the Administrator through the Interactive Electronic Communication system. A Participant may increase or decrease his Pre-Tax Contributions (within the limits of Section 3.1(a)) by so electing using the Interactive Electronic Communication system. The effective date of the increase or decrease will be as soon as administratively feasible after such election but no earlier than the first day of the next payroll period beginning after the date the election is received by the Administrator through the Interactive Electronic Communication system. Effective April 1, 2006, subject to the maximum (aggregate) percentage permitted under Section 3.1(a) and the limitations on Annual Additions set forth in Article VII the Participant may elect to have the amount of his Pre-Tax Contributions automatically increased by a designated percentage each Plan Year. Such election will be made using the Interactive Electronic Communication system.

(iv)	Transfer to Ineligible Employment or Termination of Employment. A Participant’s salary reduction agreement will terminate automatically if the Participant transfers to a class of employment not eligible for participation in the Plan or if he terminates his employment as an Eligible Employee with his Employer. Upon return of the Participant to eligible employment, the Participant will be permitted to execute a new salary reduction agreement and resume having contributions made to the Trust Fund on his behalf under Section 3.1(a), provided that the effective date of the new salary reduction agreement will be no earlier than the later of (A) the first payroll period beginning after the new salary reduction agreement is received in executed form by the Administrator or (B) the date the Participant resumes eligible employment with an Employer. Transfers of Participants to different payroll systems among the Employers will be administered by procedures established by the Administrator.
3.2	Matching Contributions. Each Plan Year, the Employer will make a Matching Contribution to the Plan in an amount equal to fifty percent (50%) of the first four percent (4%) of Compensation that each eligible Participant contributes to the Plan as a Pre-Tax Contribution (i.e., a Pre-Tax Matched Contribution). In calculating the Matching Contribution, any Pre-Tax Contribution made on behalf of a Participant for a payroll period in excess of four percent (4%) of the Participant’s Compensation paid during such payroll period (i.e., a Pre-Tax Unmatched Contribution) will not be considered. A

Participant will be eligible for an allocation of Matching Contributions if he is employed on the last day of the Plan Year or if the Participant retires on or after his Normal Retirement Date, dies or becomes Disabled during the Plan Year. Matching Contributions made pursuant to this Section will be subject to the limitations and restrictions of Article V.

3.3	QNECs. The Employer, in its discretion, may contribute to the Trust Fund as a QNEC for such Plan Year the amounts necessary to cause the Plan to satisfy the restrictions set forth in Section 4.2 (regarding the actual deferral percentage test) and Section 5.1 (regarding the actual contribution percentage test). QNECs will be allocated to all Participants or only to Participants who are not Highly Compensated Employees, as elected by the Employer, in the ratio in which each such Participant’s Compensation for the Plan Year bears to the total Compensation for such Participants for such Plan Year. For purposes of this allocation, an Eligible Employee will be considered a Participant regardless of whether he has elected to make Pre-Tax Contributions to the Plan. Each Plan Year an Employer will designate the portion, if any, of the QNEC that it made for the Plan Year that will be considered under Section 4.2 for the actual deferral percentage test and the portion, if any, that will be considered under Section 5.1 for the actual contribution percentage test.

3.4	Catch-Up Contributions. Each Participant who has attained age fifty (50) or who will attain age fifty (50) by the close of the then current Plan Year, may elect for such Plan Year to make Catch-Up Contributions pursuant to this Section 3.4. A Participant may make Catch-Up Contributions pursuant to a salary reduction agreement in whole percentage increments from one percent (1%) to fifty percent (50%) of his Compensation, subject to the calendar year limit on such contributions under section 414(v) of the Code, when his Pre-Tax Contributions exceed any of the following limits: (a) the Plan limit for Pre-Tax Contributions, as set forth in Section 3.1(a); (b) the statutory limit for elective deferrals under section 402(g) of the Code, as set forth in Section 3.1(b), or the statutory limit on annual additions under section 415 of the Code, as set forth in Article VII; or (c) the actual deferral percentage test limit under section 401(k)(3) of the Code, as set forth in Section 4.2.

Such Catch-Up Contributions will be made pursuant to administrative procedures established by the Administrator. Such procedures will provide that Catch-Up Contributions will be subject to a “withholding hierarchy” for purposes of determining the amount of Catch-Up Contributions that may be contributed on behalf of a Participant. The Administrator will determine the order of withholdings taken from a Participant’s Compensation (e.g., for federal, state and local taxes, social security, wage garnishments, welfare plan contributions, 401(k) deferrals, and similar withholdings) and Catch-Up Contributions will be subject to such withholding hierarchy. As a result, Catch-Up Contributions may be effectively limited to Compensation available after the application of such withholding hierarchy. Further, to the extent applicable, all plans of the Company and its Affiliated Companies will provide for catch-up contributions in accordance with the provisions of section 414(v) of the Code and the final regulations issued thereunder.

Catch-Up Contributions will not be subject to (i) the limits on elective deferrals under section 402(g) of the Code (as set forth in Section 3.1(b)), (ii) the actual deferral percentage limit under section 401(k)(3) of the Code (as set forth in Section 4.2), or (iii) the limits on annual additions under section 415 of the Code (as set forth in Article VII). Similarly, Catch-Up Contributions are not taken into account for purposes of section

410(b) or 416 of the Code, except that Catch-Up Contributions made in prior Plan Years will be taken into account in determining whether the Plan is top-heavy for the Plan Year under Article XVII. Except as otherwise stated herein, Catch-Up Contributions will be treated as Pre-Tax Contributions for all purposes under the Plan.

3.5	Time and Form of Contributions. Payments of contributions due under Section 3.1 will be made at such time as the Employer may determine but at least as promptly as the time prescribed by regulations promulgated by the Department of Labor, and the Matching Contributions due under Section 3.2 will be made at such time as the Employer will determine, except that the Matching Contribution will be paid in full not later than the time required by law to enable the Employer to deduct such contribution on its federal income tax return with respect to its taxable year. All contributions will be made in cash (by check or wire transfer), or in Common Stock as determined by the Chief Executive Officer of the Company in his or her discretion. The Chief Executive Officer of the Company may provide that all or a portion of such contributions will be allocated by payroll period during the Plan Year. Contributions made after the last day of the Plan Year but within the time for filing an Employer’s federal income tax return (including extensions thereof) will be deemed made as of the last day of that Plan Year if so directed by the Employer, except such contributions will not share in increases, decreases, or income to the Trust Fund prior to the date actually made.

Notwithstanding the foregoing, upon an Employer’s request, a contribution which was made upon a mistake of fact or conditioned upon initial qualification of the Plan (application for which is made by the time prescribed by law for filing the Employer’s tax return for the taxable year in which the Plan is adopted, or such later date as the Secretary of the Treasury may prescribe) or upon deductibility of the contribution will be returned to the Employer within one (1) year after payment of the contribution, denial of the qualification, or disallowance of the deduction (to the extent disallowed), as the case may be; provided, however, the amount returned to an Employer due to mistake of fact or denial of deductibility will not be increased by any earnings thereon and will be reduced by any losses attributable to such amount.

3.6	Limit on Employer Contributions. Notwithstanding the foregoing provisions of Sections 3.1, 3.2, or 3.3, the contribution of an Employer for any Plan Year (whether made pursuant to Sections 3.1, 3.2, or 3.3) will in no event exceed an amount which will, under the law then in effect, be deductible by the Employer in computing its federal taxes based on income for its taxable year. As permitted by section 401(a)(27) of the Code, any Employer may make contributions to the Plan without regard to net profits, current or accumulated.

3.7	Manner of Making Contributions. All contributions to the Trust Fund will be paid directly to the Trustee. In connection with each contribution, the Employer will provide the Recordkeeper with information that:
(a)	identifies each Participant on whose behalf the contribution is being made and the amount thereof;

(b)	states whether the amount contributed on behalf of the Participant is a Pre-Tax Matched Contribution, a Pre-Tax Unmatched Contribution, a Matching Contribution, a QNEC, a Catch-Up Contribution, or a Rollover Contribution; and

(c)	directs the investment of the amount contributed on behalf of the Participant.

3.8	Rollover Contributions. An Employee, regardless of whether he is a Participant in the Plan, may make a Rollover Contribution to the Plan at any time pursuant to the provisions of this Section 3.8. If the Employee is not a Participant, his Rollover Account will constitute his entire interest under the Plan until such time, if any, as he satisfies the eligibility requirements under Section 2.1 and elects to make Pre-Tax Contributions to the Plan. The Recordkeeper will allocate and credit a Rollover Contribution to the Employee’s Rollover Account as of the Valuation Date immediately following the date on which the Rollover Contribution is made. An investment election which directs that such contribution be invested in one or more of the Investment Funds in accordance with Section 16.1 will be completed through the Interactive Electronic Communication system with respect to the Employee’s Rollover Contribution. In no event will the existence of a Rollover Contribution held for the benefit of an Employee be construed to entitle the Employee to any amount in the Plan to which such Employee is not otherwise entitled under the other provisions of the Plan.

3.9	Contributions with Respect to Military Leave. Notwithstanding any provision of the Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with section 414(u) of the Code. Specifically, such Participant will be given credit for qualified military service (as defined in Chapter 43 of Title 38, United States Code) for eligibility and vesting purposes in accordance with section 414(u) of the Code and will be eligible to make additional contributions to the Plan with respect to such military service as provided under section 414(u) of the Code. Accordingly, a Participant who returns to employment with the Employer pursuant to section 414(u) of the Code will be permitted, during the period that begins on the date of reemployment and continues for five (5) years or, if less, three (3) times the period of military service, to make Pre-Tax Contributions and Catch-Up Contributions with respect to such period of military service, and the Employer will make any associated Matching Contributions with respect to such Pre-Tax Contributions. The amount of such Pre-Tax Contributions, Catch-Up Contributions and Matching Contributions will be based on the terms of the Plan in effect during such period of military service and will be calculated based on the Compensation the Participant would have received but for such military service as provided in section 414(u)(7) of the Code. Any such make-up contributions will not be taken into account for purposes of the limit on elective deferrals under section 402(g) of the Code or the limit on annual additions under section 415 of the Code for the Plan Year in which such contributions are actually made; but, rather, will be subject to such limits for the Plan Year in which such contributions relate. Further, such make-up contributions will not be subject to the actual deferral percentage test of Section 4.2 of the Plan or the actual contribution percentage test of Section 5.1 of the Plan as provided pursuant to sections 401(k) and 401(m) of the Code. Finally, a Participant who took a distribution from the Plan prior to his reemployment will be entitled to repay such distribution when he is reemployed pursuant to guidance issued under section 414(u) of the Code.

3.10	Administrative Mistake.
(a)	Shortage in Contribution Amounts. If due to administrative error, the amount or the percentage of a Participant’s Pre-Tax Contributions and/or Catch-Up Contributions that is deducted from his Compensation for any pay period is less than the percentage elected by the Participant with respect to such pay period and the Participant notifies the Administrator of the payroll deduction error within forty-five (45) days after the date the Participant receives his next paycheck, correction of such error will be made on a retroactive basis as follows:
(i)	If the error is timely reported within forty-five (45) days after receipt of the Participant’s paycheck in which the error occurred, the Participant will be permitted to make a temporary election to increase the percentage to be deducted from his Compensation for future pay periods. Such temporary election may provide for increased contributions to the Plan in any of the following ways:
(A)	Over the remaining number of pay periods in the applicable Plan Year;

(B)	Over any number less than the remaining pay periods during the applicable Plan Year; or

(C)	As a lump sum payroll deduction in any one or more of the remaining pay periods in the Plan Year.
The Participant’s make-up contributions with respect to Pre-Tax Contributions will, to the extent applicable, be subject to the applicable limitation on Pre-Tax Contributions under section 402(g) of the Code and will be counted for purposes of applying the limitations under Section 4.2 (regarding the actual deferral percentage test), Section 5.1 (regarding the actual contribution percentage test), and Article VII (regarding the limitations on Annual Additions) for the Plan Year during which such contributions are made. The Participant’s make-up contributions with respect to Catch-Up Contributions will be subject to the annual limit on Catch-Up Contributions under section 414(v) of the Code.

(ii)	If the error is timely reported within forty-five (45) days after receipt of the Participant’s paycheck in which the error occurred but such error relates to the preceding Plan Year, the Employer will make an additional contribution to the Plan to the extent necessary to correct the error. Such additional make-up contribution will be made in the form of a nonelective contribution with respect to errors in Pre-Tax Contributions and Catch-Up Contributions. The nonelective contributions made pursuant to this Section 3.10(a)(ii) will be fully vested and subject to the same distribution restrictions as apply to Pre-Tax Contributions. Any such nonelective contributions will not count against the applicable limitation on Pre-Tax Contributions under section 402(g) of the Code for either the Plan Year to which such contributions relate or the Plan Year in which such contributions are made; however, the nonelective contributions that are attributable to Pre-Tax Contributions will be counted for purposes of applying the limitations under Section 4.2 (regarding the actual deferral percentage test), and Article VII (regarding the limitations on Annual Additions) for the Plan Year to which the contributions relate.

The Employer will also make a corresponding Matching Contribution with respect to such of the Pre-Tax Contributions made up by Participants or the Employer as are also Pre-Tax Matched Contributions. Such Matching Contribution(s) will be counted for purposes of applying the limitations under Section 5.1 (regarding the actual contribution percentage test) and Article VII (regarding the limitations on Annual Additions) for the Plan Year to which the contributions relate.

If correction is effectuated by the Employer, earnings will be added to the Pre-Tax Contributions or Matching Contributions, as applicable, pursuant to procedures established by the Administrator, for the period commencing on the date the Pre-Tax Contributions or Matching Contributions, as applicable, should have been made, and ending on the date the make-up contribution is actually made to the Plan. Actual earnings will be credited to those make-up contributions made by Participants.

Unless the Administrator determines that unusual and extenuating circumstances warrant otherwise, no make-up contributions will be permitted or made with respect to any prior shortage in the amount of Pre-Tax Contribution or Catch-Up Contribution deductions which a Participant knew or should have known to have occurred but as to which such Participant failed to give timely notice (i.e., within forty-five (45) days after receipt of his next paycheck) to the Administrator; instead, the Participant’s Pre-Tax Contribution or Catch-Up contribution deduction amounts will only be corrected on a prospective basis. In addition, except as provided above, in no event will Participants be required or permitted to retroactively make either Pre-Tax Contributions or Catch-Up Contributions for any period for which such contributions were not made.
(b)	Over-payment of Contributions. If due to an administrative error, the amount or percentage of a Participant’s Pre-Tax Contributions or Catch-Up Contributions that is deducted from his Compensation for any pay period is more than the percentage elected by the Participant with respect to such pay period, to the extent necessary to correct the error and in accordance with rules established by the Administrator, the Participant may request both a refund of the excess contributions and prospective reduction of his Pre-Tax Contribution or Catch-Up Contribution deduction amounts by notifying the Administrator of the payroll deduction error within forty-five (45) days after receipt of the Participant’s paycheck in which the error occurred. The Matching Contributions, if any, associated with any such excess Pre-Tax Contributions which are refunded to the Participant will be forfeited to the Plan. In the event that the Participant notifies the Administrator of the error more than forty-five (45) days after receiving his paycheck, such correction in Pre-Tax Contribution or Catch-Up Contribution deduction amounts will be done only on a prospective basis and no refund of the excess amounts will be permitted by reason of such mistake.

End of Article III

ARTICLE IV
LIMITATIONS AND RESTRICTIONS ON PRE-TAX CONTRIBUTIONS
4.1	Excess Elective Deferrals.
(a)	Determination of Excess Elective Deferrals. If the Pre-Tax Contributions made on behalf of a Participant for a calendar year exceed the annual dollar limit allowed for such Participant’s Pre-Tax Contributions for that year as set forth in Section 3.1(b), the amount of such excess will be referred to as “Excess Elective Deferrals.” Excess Elective Deferrals (as adjusted for the income or loss attributable to such Excess Elective Deferrals) will be distributed to the Participant not later than the April 15 immediately following the calendar year of the Participant for which the Excess Elective Deferrals were made to the Plan. For purposes of this Section 4.1, Pre-Tax Unmatched Contributions will first be considered as Excess Elective Deferrals and if such Pre-Tax Unmatched Contributions are not sufficient to eliminate the Excess Elective Deferrals, then Pre-Tax Matched Contributions will be considered as Excess Elective Deferrals and any Matching Contributions made in connection therewith will be forfeited in accordance with Section 4.1(c).

(b)	Income and Loss Attributable to Excess Elective Deferrals. The Administrator will reduce the amount of the Excess Elective Deferrals for a calendar year distributable to the Participant under this Section 4.1 by the amount of Excess Contributions (as determined under Section 4.2), if any, previously distributed to the Participant for the Plan Year beginning in that calendar year. Such Excess Elective Deferrals will be further adjusted for any applicable investment income or losses attributable to such amounts for the Plan Year. The Administrator will determine such net income or net loss in the same manner as described in Section 4.2(b) for Excess Contributions, except the numerator of the allocation fraction will be the amount of the Participant’s Excess Elective Deferrals for the calendar year under this Section 4.1 and the denominator of the allocation fraction will be the balance in the Participant’s Employee Pre-Tax Unmatched Contribution Account and/or Employee Pre-Tax Matched Contribution Account, as applicable, attributable to those Pre-Tax Contributions which constitute Excess Elective Deferrals as of the end of the calendar year (without regard to the net income or net loss for the calendar year on that portion of the Participant’s Employee Pre-Tax Unmatched Contribution Account and/or Employee Pre-Tax Matched Contribution Account, as applicable); provided, however, if there is a loss attributable to such excess amount, the amount of the distribution adjusted for such loss will be limited to an amount which does not exceed the lesser of (i) the balance of the Participant’s Employee Pre-Tax Unmatched Contribution Account and/or Employee Pre-Tax Matched Contribution Account, as applicable or (ii) the Pre-Tax Unmatched Contributions or Pre-Tax Matched Contributions, as applicable, made on behalf of the Participant for that calendar year.

For periods prior to April 1, 2006, in adjusting a Participant’s Excess Elective Deferrals for the income or loss attributable to such Excess Elective Deferrals, the income or loss attributable to such Excess Elective Deferrals for the “gap period” will not be considered. For purposes of this Section 4.1, “gap period” will mean the period beginning with the first day of the calendar year next following the calendar year for which the Excess Elective Deferrals were made on behalf of the Participant and ending on the date such Excess Elective Deferrals are distributed to the Participant. Effective on and after April 1, 2006, the Administrator will adjust the Excess Elective Deferrals by the net income or loss accrued thereon during the gap period by taking ten percent (10%) of the net income or loss determined in accordance with the formula set forth in the preceding paragraph and multiplying it by the number of whole calendar months between the end of the Plan Year in which such Excess Elective Deferrals occurred and the date of distribution to the applicable Participant(s), counting the month of distribution if such distribution occurs after the fifteenth (15th) of the month.

(c)	Associated Matching Contributions. If Excess Elective Deferrals are distributed to a Participant from the Plan pursuant to this Section 4.1, the Matching Contribution, if any, to which such Excess Elective Deferrals relate (plus any income and minus any loss attributable thereto), determined after the application of Section 5.2 (regarding the actual contribution percentage test), will be forfeited at the time the Excess Elective Deferrals are distributed, and the forfeitures will be applied as provided in Section 9.1(b).

(d)	Multiple Plan Participation. If the Participant also (i) participates in one or more other qualified cash or deferred arrangements within the meaning of section 401(k) of the Code, (ii) has an employer contribution made on his behalf pursuant to a salary reduction agreement under section 408(k) of the Code, or (iii) has an employer contribution made on his behalf pursuant to a salary reduction agreement toward the purchase of an annuity contract under section 403(b) of the Code, and the sum of the elective deferrals (as defined in section 402(g)(3) of the Code) that are made for the Participant during a calendar year under such other arrangements and this Plan exceeds the annual dollar limit allowed for such Participant’s contributions for that calendar year, the Participant will, not later than the March 1 following the close of his calendar year for which the Excess Elective Deferrals have been made, notify the Administrator in writing of the portion of the Excess Elective Deferrals that he wishes to be allocated to this Plan, if any. If all plans, contracts and agreements described in section 401(k), 403(b) and 408(k) of the Code pursuant to which the Participant is able to defer amounts for a calendar year for which Excess Elective Deferrals have been made are sponsored by an Affiliated Company, the Administrator will determine to which plan, contract or agreement (including the Plan) the Excess Elective Deferrals will be allocated for that calendar year, and if the Excess Elective Deferrals are to be allocated to the Plan, the Administrator will notify the Trustee and the Participant in writing not later than March 1 following the close of that calendar year. Such notification will be deemed to be a notification by the Participant to the Administrator under this Section 4.1(d). The portion of the Excess Elective Deferrals allocated to this Plan, if any, will be adjusted for income and loss in the manner provided in Section 4.1(b) above and will then be distributed to the Participant no later than the immediately following April 15.

If the Pre-Tax Contributions made on behalf of a Participant for a calendar year do not exceed the annual dollar limit allowed for such Participant’s contributions for that calendar year and the Administrator has not received any written Notice from the

Participant (or been deemed to have “received written Notice from the Participant pursuant to the provisions of this Plan”) by the March 1 immediately following that calendar year notifying the Administrator that the Participant allocates a portion of the Excess Elective Deferrals, if any, for that calendar year to the Plan, the Administrator may assume that none of the Pre-Tax Contributions made on behalf of the Participant for that calendar year constitute Excess Elective Deferrals and that no distribution is required to be made from the Participant’s Pre-Tax Contribution Accounts pursuant to this Section 4.1. Notwithstanding the fact that Excess Elective Deferrals have been (or will be) distributed to a Highly Compensated Employee as provided above, the excess amount of such Pre-Tax Contributions or the portion of such Pre-Tax Contributions that are deemed to constitute Excess Elective Deferrals by reason of the Administrator’s or Participant’s written Notice of allocation hereunder will still be treated as a Pre-Tax Contribution for purposes of applying the actual deferral percentage test described in Section 4.2 for the Plan Year in which such Excess Elective Deferrals were made, except to the extent provided under rules prescribed by the Secretary of the Treasury.
4.2	Actual Deferral Percentage Test. The Plan will satisfy one of the actual deferral percentage tests set forth in section 401(k)(3) of the Code. Such tests will be performed using the “prior year testing method” as described in section 401(k)(3) of the Code. In addition, the Plan will not be permissively aggregated with another plan for purposes of performing such tests unless such plan also uses the prior year testing method.
(a)	Prospective Reduction or Suspension of Pre-Tax Contributions. Notwithstanding any provisions of the Plan to the contrary, if the Administrator determines that a Participant’s Pre-Tax Contributions under Section 3.1(a) for any Plan Year would cause the Plan to fail to meet the nondiscrimination requirements of section 401(k) of the Code, then the Administrator may, in its sole discretion, reduce (or suspend, if necessary) the rate of future Pre-Tax Contributions of those Participants who are in the group of Highly Compensated Employees; such reduction to first apply to the highest rate on a uniform basis to all such Participants who are contributing the highest rate, and so on, in descending order from the highest rate to the lowest rate. The Administrator will establish such rules and give such directions to the Trustee as will be appropriate to carry out the above provisions of this Section 4.2(a).

(b)	Determination and Distribution of Excess Contributions. If after making the adjustments in Section 4.2(a), if any, “Excess Contributions” as determined pursuant to this Section 4.2(b) remain, such Excess Contributions will be distributed pursuant to the following provisions. In the event that the amounts of Pre-Tax Contributions made by the group of Participants who are Highly Compensated Employees for any Plan Year, when expressed as an average of the sum of the individual percentage of Compensation for such Plan Year, of each Participant who is a Highly Compensated Employee for such Plan Year (including a zero percentage (0%) for each noncontributing Participant in such group) results in an “average deferral percentage” (within the meaning of section 401(k) of the Code) for such group, when compared to the corresponding “average deferral percentage” of the group of Participants who are not Highly Compensated Employees for the prior Plan Year, in excess of the permissible “average deferral percentage” for such group under section 401(k)(3) of the Code, using the nondiscrimination test applicable to Pre-Tax Contributions described in Treas. Reg. § 1.401(k)-1(b) for Plan Years beginning before August 1, 2006 and Treas. Reg. § 1.401(k)-2 for Plan Years beginning on and after August 1, 2006, then the amount of Pre-Tax Contributions that caused such excess will be deemed to be “Excess Contributions” for such Plan Year and will be distributed to Participants who are Highly Compensated Employees pursuant to this Section 4.2(b).

Excess Contributions, adjusted for any applicable Trust Fund investment income or losses attributable thereto as provided in this Section 4.2(b) for the applicable Plan Year will be distributed to the applicable Participants in the group of Highly Compensated Employees to the extent possible within two and one-half (2 1/2) months following the Plan Year in which such Excess Contributions occurred, but in no event later than the close of the Plan Year following the Plan Year in which such Excess Contributions occurred.

The Administrator will determine the net income or net loss allocable to the Participant’s Employee Pre-Tax Matched Contribution Account and/or Employee Pre-Tax Unmatched Contribution Account for the Plan Year (including, if applicable, the QNEC Account for the Plan Year) by multiplying such account(s) by a fraction, the numerator of which is such Participant’s Excess Contributions for the Plan Year and the denominator of which is the balance in the Participant’s Employee Pre-Tax Matched Contribution Account and/or Employee Pre-Tax Unmatched Contribution Account (including the QNEC Account if any of such contributions are used for purposes of the actual deferral percentage test in this Section 4.2 for the Plan Year) without regard to any income or loss occurring during such Plan Year; provided, however, if there is a loss attributable to such excess amount, the amount of the distribution adjusted for such loss will be limited to an amount which does not exceed the lesser of (i) the balance of the Participant’s Employee Pre-Tax Unmatched Contribution Account, Employee Pre-Tax Matched Contribution Account and/or QNEC Account, as applicable or (ii) the Pre-Tax Unmatched Contributions or Pre-Tax Matched Contributions, as applicable, made on behalf of the Participant for that Plan Year.

For periods prior to April 1, 2006, in adjusting a Participant’s Excess Contributions for the income or loss attributable to such Excess Contributions, the income or loss attributable to such Excess Contributions for the “gap period” (i.e., the period beginning with the first day of the Plan Year next following the Plan Year for which the Excess Contributions were made by the Participant and ending on the date the Excess Contributions are distributed to the Participant) will not be included. Effective on and after April 1, 2006, the Administrator will adjust the Excess Contributions by the net income or loss accrued thereon during the gap period by taking ten percent (10%) of the net income or loss determined in the preceding paragraph and multiplying it by the number of whole calendar months between the end of the Plan Year in which such Excess Contributions were made and the date of distribution to the applicable Participant(s), counting the month of distribution if distribution occurs after the fifteenth (15th) of the month.

The Participant’s “Excess Contributions” to be distributed in accordance with this Section 4.2(b) will be inclusive of such “Excess Contributions” previously distributed as an “Excess Elective Deferral” under Section 4.1(a) with respect to the same Plan Year.

For each Participant who is a Highly Compensated Employee, the sum of his Excess Contributions will be determined in the following manner. First, the Administrator will determine how much the average deferral percentage of the Highly Compensated Employee with the highest average deferral percentage would need to be reduced to satisfy one of the actual deferral percentage tests set forth in section 401(k)(3) of the Code OR equal the average deferral percentage of the Highly Compensated Employee with the next highest average deferral percentage. The amount of Excess Contributions associated with such reduction in average deferral percentage will equal the amount of such hypothetical reduction in the average deferral percentage, multiplied by the Highly Compensated Employee’s Compensation. Second, this process will be repeated until the requirements of section 401(k)(3) of the Code would be satisfied had actual average deferral percentages equaled the reduced average deferral percentage described above. The sum of the Excess Contributions resulting from such hypothetical reductions will then be distributed, using the “dollar leveling method,” commencing with the Highly Compensated Employee with the highest dollar amount of Pre-Tax Contributions. Such reductions will be done on a uniform basis to all Participants who are in the group of Participants who are Highly Compensated Employees and who are contributing the highest dollar amount, and so on, in descending order from the highest to the lowest dollar amount of Pre-Tax Contributions, until all Excess Contributions have been distributed in accordance with applicable regulations. The portion of the “Excess Contributions” applicable to each Participant in the group of Participants who are Highly Compensated Employees, adjusted in accordance with applicable regulations for any applicable Trust Fund investment income or losses, will be distributed to such Participant in a lump-sum cash amount and debited from his Pre-Tax Contribution Account as of the date it is distributed. Any such distribution will first be made from the Participant’s Pre-Tax Unmatched Contributions, and only if distribution of all of the Participant’s Pre-Tax Unmatched Contributions is not sufficient to fully distribute his Excess Contribution will distribution be made of the Participant’s Pre-Tax Matched Contributions.

Any portion of the Matching Contribution that is attributable to such distributed Excess Contributions will either be forfeited or retained in the Plan and an additional Matching Contribution will be allocated to Participants who are Non-Highly Compensated Employees in accordance with the provisions of Treas. Reg. §1.401(k)-1(f)(5)(iii) for Plan Years beginning before August 1, 2006 and Treas. Reg. § 1.401(k)-2(b)(4)(ii) for Plan Years beginning on and after August 1, 2006. In the event that all or any portion of the Matching Contribution is forfeited pursuant to the preceding sentence, such forfeiture will be used to reduce the amount of such Matching Contribution, to fund QNECs to the Plan or to pay approved administrative expenses under the Plan for the Plan Year in which the forfeiture occurs.

In the event that a Participant has elected to make Catch-Up Contributions through the Interactive Electronic Communications system and would otherwise have all or a portion of his Pre-Tax Contributions distributed from the Plan pursuant to this Section 4.2(b), then such Pre-Tax Contributions will be recharacterized as Catch-Up Contributions under the Plan in an amount equal to the lesser of (A) the amount of the excess Pre-Tax Contributions that would otherwise be distributed in order to enable the Plan to satisfy the actual deferral percentage test, or (B) the statutory limit on Catch-Up Contributions under section 414(v) of the Code. The remainder of such Participant’s excess Pre-Tax Contributions which cannot be recharacterized and deferred as a Catch-Up Contribution will be distributed to the Participant pursuant to this Section 4.2(b).
4.3	Other Permissible Methods of Testing and Correction. The provisions of this Article IV are intended to conform to sections 401(k) and 402(g) of the Code. In the event that the Administrator determines, based on changes to the Code or related interpretations or guidance issued by the Internal Revenue Service, that the requirements of such Code sections may be applied in a manner different from that prescribed in this Article IV, the Administrator may make appropriate adjustments to the administration of the Plan to incorporate such changes to the Code or interpretations or guidance. If a change to the Code or interpretations or guidance issued by the Internal Revenue Service results in more than one additional option in the manner in which this Article IV may be administered, the Administrator will have the limited discretion to select the option to be used, provided that such option, when compared to the other option or options, results in the smallest adjustment to Participants’ Individual Accounts.

End of Article IV

ARTICLE V
LIMITATIONS AND RESTRICTIONS ON MATCHING CONTRIBUTIONS
5.1	Actual Contribution Percentage Test. The Plan will satisfy one of the actual contribution percentage tests set forth in section 401(m)(2) of the Code. Such tests will be performed using the “prior year testing method” as described in section 401(m)(2) of the Code. In addition, the Plan will not be permissively aggregated with another plan for purposes of performing such tests, unless such plan also uses the prior year testing method.
(a)	Prospective Reduction of Matching Contribution. Notwithstanding any provisions of the Plan to the contrary, if the Administrator determines that the Matching Contribution to be allocated under Section 3.2 for any Plan Year would cause the Plan to fail to meet the nondiscrimination requirements of section 401(m) of the Code, then the Employer may, in its sole discretion, reduce the amount of the Matching Contribution for the Plan Year on behalf of those Participants who are in the group of Highly Compensated Employees, such reduction to first apply to the highest rate being matched, on a uniform basis to all such Participants who are contributing the highest rate, and so on, in descending order from the highest rate to the lowest rate. The Administrator will establish such rules and give such directions to the Trustee as will be appropriate to carry out the provisions of this Section 5.1(a).

(b)	Determination and Distribution of Excess Aggregate Contributions. If, after making the adjustments required by Section 5.1(a), if any, “Excess Aggregate Contributions” as determined pursuant to this Section 5.1(b) remain, such Excess Aggregate Contributions will be distributed pursuant to the following provisions. In the event that the amounts of the Matching Contributions made to the group of Participants who are Highly Compensated Employees for any Plan Year, when expressed as an average of the sum of the individual percentage of Compensation for such Plan Year of each Participant who is a Highly Compensated Employee for such Plan Year (including a zero percentage (0%) for each noncontributing Participant in such group) result in an “average contribution percentage” (within the meaning of section 401(m) of the Code) for such group that is in excess of the permissible “average contribution percentage” for such group under section 401(m)(2) of the Code, using the nondiscrimination test applicable to Matching Contributions described in Treas. Reg. § 1.401(m)-1(b) for Plan Years beginning before August 1, 2006 and in Treas. Reg. § 1.401(m)-2(a) for Plan Years beginning on and after August 1, 2006, then the portion of the Matching Contributions that caused such excess will be deemed to be “Excess Aggregate Contributions” for such Plan Year and will be distributed to Participants who are Highly Compensated Employees pursuant to this Section 5.1(b).

Excess Aggregate Contributions to a Participant, adjusted for any applicable Trust Fund investment income or losses attributable thereto in the manner prescribed in this Section 5.1 for the applicable Plan Year, will be debited from the Participant’s Matching Contribution Account and distributed to such Participant to the extent possible within two and one-half (2 1/2) months following the close of the Plan Year in which such Excess Aggregate Contributions occurred but in no event later than the close of the Plan Year following the Plan Year in which such Excess Aggregate Contributions occurred.

The Administrator will determine the net income or net loss allocable to the Participant’s Matching Contribution Account for the Plan Year (including, if applicable, the QNEC Account for the Plan Year) by multiplying such account(s) by a fraction, the numerator of which is such Participant’s Excess Aggregate Contributions for the Plan Year and the denominator of which is the balance in the Participant’s Matching Contribution Account (including the QNEC Account if any of such contributions are used for purposes of the actual contribution percentage test in this Section 5.1 for the Plan Year) without regard to any income or loss occurring during such Plan Year; provided, however, if there is a loss attributable to such excess amount, the amount of the distribution adjusted for such loss will be limited to an amount which does not exceed the lesser of (i) the balance of the Participant’s Matching Contribution Account and/or QNEC Account, as applicable, or (ii) the Matching Contributions made on behalf of the Participant for that Plan Year.

For periods prior to April 1, 2006, in adjusting a Participant’s Excess Aggregate Contributions for the income or loss attributable to such Excess Aggregate Contributions, the income or loss attributable to such Excess Aggregate Contributions for the “gap period” (i.e., the period beginning with the first day of the Plan Year next following the Plan Year for which the Excess Aggregate Contributions were made to the Participant and ending on the date the Excess Aggregate Contributions are distributed to the Participant). Effective on and after April 1, 2006, the Administrator will adjust the Excess Aggregate Contributions by the net income or loss accrued thereon during the gap period by taking ten percent (10%) of the net income or loss determined in the preceding paragraph and multiplying it by the number of whole calendar months between the end of the Plan Year in which Excess Aggregate Contributions were made and the date of distribution, counting the month of distribution if distribution occurs after the fifteenth (15th) of the month.

For each Participant who is a Highly Compensated Employee, the sum of his Excess Aggregate Contributions will be determined as follows. First, the Administrator will determine how much the average contribution percentage of the Highly Compensated Employee with the highest average contribution percentage would need to be reduced to satisfy the requirements of section 401(m) of the Code or equal the average contribution percentage of the Highly Compensated Employee with the next highest average contribution percentage. The amount of Excess Aggregate Contributions associated with such reduction in the average contribution percentage will equal the amount of such hypothetical reduction in average contribution percentage, multiplied by the Highly Compensated Employee’s Compensation. Second, this process will be repeated until the requirements of section 401(m) of the Code would be satisfied had actual average contribution percentages equaled the reduced average contribution percentages described above. The sum of Excess Aggregate Contributions resulting from such hypothetical reductions will then be distributed, using the “dollar leveling method,” commencing with the Highly Compensated Employee with the highest dollar amount of Matching Contributions. Such reductions will be done on a uniform basis to all Participants who are Highly

Compensated Employees and who are being matched the highest dollar amount, and so on, in descending order from the highest to the lowest dollar amount in accordance with applicable Treasury Regulations. The portion of the “Excess Aggregate Contributions” applicable to each such Participant in the group of Participants who are Highly Compensated Employees, adjusted in accordance with applicable regulations for any applicable Trust Fund investment income or losses, will be distributed to the Participant in a lump sum cash payment and debited from his Matching Contribution Account as of the date it is distributed.
5.2	Testing of Pre-Tax Contributions Under Contribution Percentage Test. Notwithstanding the foregoing provisions of this Article V or of Article IV, all or a portion of the Pre-Tax Contributions made on behalf of eligible Non-Highly Compensated Employees may be treated as Matching Contributions made on behalf of such eligible Non-Highly Compensated Employees for the purpose of meeting the actual contribution percentage test set forth in Section 5.1; provided, that the actual deferral percentage test of Section 4.2 can be met, both when the Pre-Tax Contributions treated as Matching Contributions hereunder are included in performing such actual deferral percentage test and when such Pre-Tax Contributions are excluded in performing such actual deferral percentage test. Except for purposes of meeting the actual contribution percentage test of Section 5.1 to the extent described hereunder, any such Pre-Tax Contributions will continue to be treated as Pre-Tax Contributions for all other purposes of the Plan.

5.3	Other Permissible Methods of Testing and Corrections. The provisions of this Article V are intended to conform to section 401(m) of the Code. In the event that the Administrator determines, based on changes to the Code or related interpretations or guidance issued by the Internal Revenue Service, that the requirements of such Code section may be applied in a manner different from that prescribed in this Article V, the Administrator may make appropriate adjustments to the administration of the Plan to incorporate such changes to the Code or interpretations or guidance. If a change to the Code or interpretations or guidance issued by the Internal Revenue Service results in more than one additional option in the manner in which this Article V may be administered, the Administrator will have the limited discretion to select the option to be used; provided, that such option, when compared to the other option or options, results in the smallest adjustment to Participants’ Individual Accounts.

End of Article V

ARTICLE VI
ALLOCATION OF CONTRIBUTIONS
6.1	Establishment of Individual Accounts. The Recordkeeper will establish and maintain a separate account as a record of each Participant’s interest in the Trust Fund with respect to each Individual Account in which a Participant has an interest, including, as appropriate, sub-accounts for the Participant’s Pre-Tax Contributions, his Matching Contributions, and his Rollover Contributions. One or more sub-accounts will be maintained within each Individual Account to reflect the Participant’s investment elections among the Investment Funds.

6.2	Allocation of Pre-Tax Contributions. As of each Allocation Date, but after adjustment of the Individual Accounts as provided in Section 8.2, the Employer contributions deposited with the Trustee during the period since the last Allocation Date that were made pursuant to a salary reduction agreement entered into with a Participant pursuant to Section 3.1 will be allocated by the Recordkeeper to the Participant’s Pre-Tax Contribution Accounts; provided however, that the amount allocated hereunder will be subject to the limitations of Sections 4.1 and 4.2.

6.3	Allocation of Matching Contributions. As of each Allocation Date, but after adjustment of the Individual Accounts as provided in Section 8.2, and after applying the limitations of Section 5.1, the Administrator will, to the extent permitted by the actual contribution percentage test of Section 5.1, direct the Recordkeeper to allocate the Matching Contribution made pursuant to Section 3.2 for the period ending on such Allocation Date and any forfeitures that were applied to reduce Matching Contributions, as provided in Section 9.1(b) for said period, and will credit the same to the Matching Contribution Accounts of all Participants for whom the Matching Contributions were made.

6.4	Allocation of QNECs. As of the last day of each Plan Year, but after adjustment of the Individual Accounts as provided in Section 8.2, if an Employer made QNECs for a Plan Year under Section 3.3 on behalf of Participants who are Non-Highly Compensated Employees in order to insure that the actual deferral percentage tests described in Section 4.2 or the actual contribution percentage test described in Section 5.1 are met for such Plan Year, such QNECs will be allocated to the QNEC Accounts of the Non-Highly Compensated Employees determined by the Committee in the manner determined by the Committee.

6.5	Credit of Rollover Contributions. A Rollover Contribution made by an Employee during the period since the last Allocation Date will be credited to his Rollover Account.

6.6	Included, Individual Accounts. For the purposes of this Article VI, references to the Individual Accounts of Participants will include the Individual Accounts of those Participants who die, become Disabled, retire, or terminate their services during the Plan Year in question.

End of Article VI

ARTICLE VII
LIMITATION ON ALLOCATIONS
7.1	Definitions. For purposes of this Article VII, the following terms and phrases will have these respective meanings.
(a)	“415 Compensation” will mean the total of all amounts paid by the Employer to or for the benefit of a Participant for services rendered or labor performed for the Employer while a Participant, which are required to be reported on the Participant’s federal income tax withholding statement or statements (Form W-2 or its subsequent equivalent). Further, 415 Compensation will include:
(i)	elective deferrals (as defined in section 402(g)(3) of the Code) from compensation to be paid by the Employer to the Participant; and

(ii)	any amount which is contributed or deferred by the Employer at the election of the Participant and which is not includable in the gross income of the Participant by reason of sections 125, 132(f)(4) or 457 of the Code.
(b)	“Annual Additions” of a Participant for any Limitation Year will mean the total of (i) the Matching Contributions, Pre-Tax Contributions (excluding Catch-Up Contributions), QNECs, and forfeitures, if any, allocated to such Participant’s Accounts for such Limitation Year, (ii) the Participant’s contributions, if any, (excluding any Rollover Contributions) for such Limitation Year, and (iii) amounts referred to in sections 415(l)(1) and 419A(d)(2) of the Code (regarding certain medical benefits).

(c)	“Limitation Year” will mean the Plan Year.

(d)	“Maximum Annual Additions” of a Participant for any Limitation Year will mean the lesser of (i) forty thousand dollars ($40,000), as adjusted for cost of living changes, or (ii) one hundred percent (100%) of such Participant’s 415 Compensation during such Limitation Year, except that the limitation in this Section 7.1(d) will not apply to any contribution for medical benefits (within the meaning of section 419A(f)(2) of the Code) after a severance from service with the Employer or an Affiliated Company which is otherwise treated as an Annual Addition or to any amount otherwise treated as an Annual Addition under section 415(l)(1) of the Code.
7.2	Disposition of Excess Annual Additions. In no event will the Annual Additions credited to a Participant’s Individual Accounts for any Limitation Year exceed the Maximum Annual Additions for such Participant for such Limitation Year. If as a result of allocation of forfeitures, a reasonable error in estimating a Participant’s Compensation, a reasonable error in determining the amount of elective deferrals (within the meaning of section 402(g)(3) of the Code) that may be made with respect to any individual under the limits of section 415 of the Code, or because of other limited facts and circumstances, the Annual Additions that would be credited to a Participant’s Individual Accounts for a Limitation Year would nonetheless exceed the Maximum Annual Additions for such Participant for such Limitation Year, such excess Annual Additions will be disposed of as follows:

(a)	First, by returning to such Participant his Pre-Tax Unmatched Contributions, adjusted for income or loss allocated thereto as set forth in Section 4.1(b);

(b)	Next, by returning to such Participant his Pre-Tax Matched Contributions, adjusted for income or loss allocated thereto as set forth in Section 4.1(b), and the Matching Contributions that would have been allocated to such Participant’s Individual Account based upon such returned Pre-Tax Matched Contributions will, to the extent such amounts would have otherwise been allocated to such Participant’s Individual Account, be treated as a forfeiture;

(c)	If any such excess Annual Additions remain, and the Participant is covered by the Plan, the excess will be used to reduce the Matching Contributions (including any allocation of forfeitures) for such Participant in the next Limitation Year and each succeeding Limitation Year if necessary; and

(d)	If any such excess Annual Additions remain and the Participant is not covered by the Plan, the excess will be held unallocated in a suspense account. The suspense account will be used to reduce future Matching Contributions (including the allocation of any forfeitures) for all Participants in the next Limitation Year and succeeding Limitation Years if necessary; provided, however, that in the event of termination of the Plan, the suspense account will revert to the Employer to the extent it may not then be allocated to any Participant’s Individual Account.
7.3	Aggregation of Plans. For purposes of determining whether the Annual Additions under this Plan exceed the limitations set forth in this Article VII, all defined contribution plans of the Employer are to be treated as one defined contribution plan. In addition, all defined contribution plans of the Employer and all Affiliated Companies will be aggregated for this purpose. If the Annual Additions credited to a Participant’s Individual Accounts for any Limitation Year under this Plan plus the additions credited on his behalf under other defined contribution plans required to be aggregated pursuant to this Section 7.3 would exceed the Maximum Annual Additions for such Participant for such Limitation Year, the Annual Additions under this Plan and the additions under such other plans will be reduced to the extent necessary to comply with this Section 7.3 and the excess, if any, will be allocated, reallocated, or returned in accordance with the provisions set forth in Section 7.2 regarding excess Annual Additions.

7.4	Prospective Reduction of Deferrals. If the limitations set forth in this Article VII would not otherwise be met for any Limitation Year, the Pre-Tax Contribution elections of affected Participants may be reduced by the Administrator on a temporary and prospective basis in such manner as the Administrator will determine.

End of Article VII

ARTICLE VIII
ADJUSTMENT OF INDIVIDUAL ACCOUNTS
8.1	Trust Fund Valuation. The value of each Investment Fund and of the Trust Fund will be determined by the Trustee as of the close of business on each Valuation Date, or as soon thereafter as practicable, and will be the fair market value of all securities or other property held in the Investment Funds, if any, plus cash and the fair market value of other assets held by the Trust Fund, with equitable adjustments for pending trades.

While it is contemplated that the Trust Fund will be valued by the Trustee and allocations made only on the Valuation Date, at any time that the Plan’s valuations are not performed on a daily basis, should it be necessary to make distributions under the provisions hereof and the Administrator, in good faith, determines that because of (a) an extraordinary change in general economic conditions, (b) the occurrence of some casualty materially affecting the value of the Trust Fund or a substantial part thereof, or (c) a significant fluctuation in the value of the Trust Fund has occurred since the immediately preceding Valuation Date, the Administrator may, in its sole discretion, to prevent the Participant or Former Participant from receiving a substantially greater or lesser amount than what he would be entitled to, based on current values, cause a revaluation of the Trust Fund to be made and a reallocation of the interests therein as of the date the Participant’s or Former Participant’s right of distribution becomes fixed. The Administrator’s determination to make such special valuation and the valuation of the Trust Fund as determined by the Trustee will be conclusive and binding on all persons ever interested hereunder.

If the Administrator in good faith determines that certain expenses of administration paid by the Trustee during the Plan Year under consideration are not general, ordinary and usual and should not equitably be borne by all Participants, Former Participants and Beneficiaries, but should be borne only by one or more Participants, Former Participants or Beneficiaries, for whom or because of whom such specific expenses were incurred, the net earnings and adjustments in value of the Individual Accounts will be increased by the amounts of such expenses, and the Administrator will make suitable adjustments by debiting the particular Individual Account or Individual Accounts of such one or more Participants, Former Participants or Beneficiaries; provided, however, that any such adjustment must be nondiscriminatory and consistent with the provisions of section 401(a) of the Code.

8.2	Adjustments to Participant’s and Former Participant’s Individual Accounts. The value of a Participant’s or Former Participant’s Individual Account (including for this purpose the separate value of the sub-accounts of a Participant’s or Former Participant’s Individual Account, i.e., to the extent applicable, his Employee After-Tax Account, his Pre-Tax Contribution Account(s), his Catch-Up Contribution Account(s), his Matching Contribution Account, his QNEC Account, his Safe Harbor Match Account, his Profit Sharing Account, and his Rollover Account, if any), held in an Investment Fund maintained hereunder will be determined as of each Valuation Date by:
(a)	First, allocating the Net Income or Losses, as defined in this Section 8.2, of each Investment Fund since the preceding Valuation Date to the Participant’s or Former Participant’s Individual Account in the same ratio as the value of the Participant’s or Former Participant’s Individual Account in such Investment Fund (as adjusted below), as the case may be, bears to the aggregate value of all

Individual Accounts in such Investment Fund (as adjusted below), as the case may be. An Individual Account will be adjusted on the Valuation Date for purposes of allocating Net Income or Losses from fund investments by taking the value of such Individual Account as of the prior Valuation Date and (i) adding thereto (A) all contributions or loan repayments designated for investment in such Investment Fund which were made with respect to the immediately prior valuation period but were received by the Trustee after the prior Valuation Date, plus (B) any transfers from any other Investment Fund under the Plan to the Participant’s or Former Participant’s Individual Account that were made after the prior Valuation Date and were effective as of such prior Valuation Date and (ii) deducting therefrom (A) any transfers to any other Investment Fund or Investment Funds under the Plan from the Participant’s or Former Participant’s Individual Account within this Investment Fund that were made after the prior Valuation Date and were effective as of such prior Valuation Date and (B) any Participant or Former Participant loans, withdrawals, or distributions, as applicable, from the Individual Account made after, but effective as of, the preceding Valuation Date.

(b)	Second, crediting the contributions and loan repayments made by or on behalf of the Participant or Former Participant with respect to the valuation period ending on the current Valuation Date and any transfers from the other Investment Funds under the Plan to the Participant’s or Former Participant’s Individual Account within this Investment Fund made since the preceding Valuation Date.

(c)	Last, deducting any transfers to the other Investment Funds under the Plan from the Participant’s or Former Participant’s Individual Account maintained within this Investment Fund and any loans, withdrawals and distributions from his Individual Account maintained within this Investment Fund made since the preceding Valuation Date.
For the purpose of this Section, “Net Income or Losses” will mean the increase or decrease in the fair market value of the assets of the Trust or the Investment Fund, as the case may be, (and if invested in a group insurance investment contract, such value being determined in accordance with the terms of the contract) as of the current Valuation Date, compared to such value which was utilized for the prior Valuation Date, less the sum of any deposits plus the sum of any loans, withdrawals, distributions or other deductions, if any, made to pay any expenses incurred with respect to the operations of this Investment Fund. The initial Valuation Date for an Investment Fund will be the date the funds are first invested in such Investment Fund.

8.3	Statement to Participant. At least quarterly, the Administrator will advise each Participant, Former Participant and Beneficiary for whom an Individual Account is held hereunder of the then fair market value of such Individual Account.

End of Article VIII

ARTICLE IX
DISTRIBUTIONS AND WITHDRAWALS
9.1	Vested Interest. Effective as of April 1, 2006, each Participant and Former Participant will at all times have a fully vested interest in his entire Individual Account. Upon any Participant’s or Former Participant’s attainment of his Normal Retirement Date he will continue to have a fully vested interest in such Individual Account. On and after the Effective Date and prior to April 1, 2006, the only portion of any Individual Account subject to a vesting schedule were those attributable to Employer discretionary profit sharing contributions and employer matching contributions under the Karten’s Plan. The vested interest of Participants and Former Participants who terminated employment with the Company and all Affiliated Companies on or after the Effective Date and prior to April 1, 2006 will be determined in accordance with the applicable provisions of the Plan in effect at that time, as reflected in the March 1, 2002 Plan document and the amendments thereto.
(a)	Forfeiture and Return to Service Prior to Complete Distribution. If a Participant terminated employment prior to April 1, 2006 without a fully vested interest in his Individual Account and received a distribution of his entire vested Individual Account balance such that the nonvested portion of his Individual Account balance was forfeited and such Participant is reemployed by an Affiliated Company without incurring five (5) consecutive Breaks in Service, he will have the right to restore in full the portion of his Individual Account which was forfeited upon repayment to the Plan of the full amount of the distribution from such Individual Account. Such repayment must be made not later than the earlier of (i) the fifth (5th) anniversary of his return to employment or (ii) the last day of the Plan Year in which the Participant incurs five (5) consecutive Breaks in Service after the date of his distribution. The Participant’s repayment, if any, will be returned to the account or accounts from which the distribution was made and the reinstated forfeiture will also be allocated to such account or accounts. If the Participant resumes active employment with an Affiliated Company and does not repay a prior distribution prior to the time specified above, the portion of his Individual Account which was forfeited will not be restored. If the Participant makes repayment in accordance with this Section 9.1(a) and currently unallocated forfeitures are not adequate to effect the restoration of forfeited amounts to his Individual Account, the Company or the Affiliated Company will make such additional contribution to the Plan as is necessary to restore the forfeited portion of his Individual Account.

(b)	Application of Forfeitures. Any forfeitures in the Plan will first be used to restore the account of a Former Participant who is entitled to restoration pursuant to Section 9.1(a). If additional forfeitures remain after full restorations under Section 9.1(a), then remaining forfeitures will be used to restore accounts of Former Participants who are located under Section 9.19. If additional forfeitures remain thereafter, the forfeitures for a Plan Year will be used to pay administrative expenses of the Plan and then to reduce the Matching Contributions or QNECs of any Employer.
9.2	Entitlement to Distribution. A Participant or Former Participant will be entitled to a distribution of his vested Individual Account upon his death, his termination of employment due to Disability, retirement on or after Normal Retirement Date or on account of a severance from employment, as applicable, as defined in section 401(k)(2) of the Code. No distribution of a Participant’s Individual Account will be made after the Benefit Commencement Date unless the Participant and his Spouse, if any, consent to such distribution pursuant to Section 9.3.

A Participant’s Individual Account will be distributed on account of the Participant’s severance from employment as provided in this Section 9.2, unless the severance from employment occurs as part of a business transaction involving the Employer or assets of the Employer with respect to which the Participant is employed and the parties to the business transaction agree that the accounts of all Participants similarly situated will be transferred to a plan maintained by the acquiring entity or one of its affiliates. In such case, no distribution may be made to the Participant until he becomes entitled to such a distribution under the terms of the plan to which such account is transferred. Any distribution under this Section 9.2 will be subject to the other provisions of the Plan regarding distributions, other than provisions that require a separation from service before such amounts may be distributed.

For purposes of this Article IX, a Participant will not be deemed to have terminated employment or incurred a severance from employment in the event of a change in his employment status from a common law employee to a Leased Employee. However, as provided in Section 1.21 such Participant will no longer be an Eligible Employee for purposes of making Pre-Tax Contributions or receiving an Employer Matching Contribution.

9.3	Timing of Distribution. A Participant who becomes entitled to a distribution of his vested Individual Account pursuant to Section 9.2 may elect to receive such distribution as soon as administratively practicable following such entitlement by filing an application with the Administrator. Alternatively, he may elect to defer distribution of such vested Individual Account until a later date; provided, however, that regardless of such an election, distribution of the Participant’s vested Individual Account will be made not later than the Participant’s Required Beginning Date. A Participant who defers the distribution of his vested Individual Account in accordance with this Section 9.3 will continue to have the right to direct the investment of his individual Account among the Investment Funds as provided in Section 16.1.

The value of a Participant’s vested Individual Account under this Section 9.3 will, except as provided in Section 9.6 (regarding minimum distributions) or Section 9.10 (regarding automatic cashouts), be valued as of the most recent Valuation Date for which Participant Individual Account values have been determined prior to the date the Participant’s payment is processed.

The payment of a Participant’s vested Individual Account under this Article IX is conditioned upon the Administrator’s ability to locate such Participant. In the event that the Administrator is unable to locate such Participant within a reasonable period of time after the date payments would otherwise commence, the provisions of Section 9.19 regarding the conditional forfeiture of unclaimed benefits will apply.

9.4	Qualified Election. Unless the Participant’s vested Individual Account is payable in the applicable normal form specified in Section 9.7 or the automatic cashout provisions of Section 9.10 apply, a Participant’s election pursuant to Section 9.3 to have his vested Individual Account distributed before his Required Beginning Date will be made in the form of a Qualified Election, and such Qualified Election will acknowledge that benefits will be made in accordance with such election.

9.5	Limitations on Timing of Distributions. Irrespective of a Participant’s distribution election or lack thereof, distribution of the Participant’s vested Individual Account will be made no later than sixty (60) days after the end of the Plan Year following the later of:
(a)	The earlier of the date the Participant attains age sixty-five (65) or his Normal Retirement Date;

(b)	The date of termination of the Participant’s service with the Employer or an Affiliated Company; or

(c)	The tenth (10th) anniversary of the year in which the Participant commenced participation in the Plan;
provided, however, that distribution of the Participant’s vested Individual Account will be made by the Required Beginning Date.

9.6	Minimum Distribution Requirements. To the extent required to comply with the minimum distribution requirements of section 401(a)(9) of the Code, including the minimum distribution and incidental benefit requirements of section 401(a)(9) of the Code and the regulations issued thereunder which are expressly incorporated herein by this reference, distribution of a Participant’s vested Individual Account will be made or commence to be made by his Required Beginning Date as provided in this Section 9.6. The provisions of this Section 9.6 will override any other inconsistent distribution provisions of the Plan.

The Plan will apply the minimum distribution requirements in accordance with the final and temporary regulations under section 401(a)(9) of the Code that were published on April 17, 2002 (the “Final Minimum Distribution Regulations”) and all distributions required under this Section 9.6 will be determined and made in accordance with such Final Minimum Distribution Regulations.
(a)	Current Minimum Distribution Payments. If minimum distribution payments have commenced with respect to a Participant, such payments will continue to be made regardless of whether the Participant has attained the Required Beginning Date, provided, however, that (i) such payments may be modified to the extent necessary to comply with the Final Minimum Distribution Regulations or (ii) the Participant may elect to stop receiving such payments if such minimum distribution payments had commenced prior to January 1, 1997 and the Participant is not a “five percent owner” as defined under section 416 of the Code.

(b)	Death of Participant Before Distributions Begin. If the Participant dies before distribution of his vested Individual Account has been made, the Participant’s entire interest will be distributed in full by December 31 of the calendar year immediately following the calendar year in which the Participant died. Such distribution will automatically satisfy the one (1) year rule of section 401(a)(9)(B)(iii) of the Code and Treasury Regulation sections 1.401(a)(9)-3, Q&A-1 and Q&A-4.

(c)	Amount of Minimum Distribution For Each Distribution Calendar Year. In the event a Participant who is a five percent (5%) owner is required to begin receiving minimum distribution payments while in service under the provisions of this Section 9.6, the Participant will receive one lump sum payment on or before the Participant’s Required Beginning Date equal to his entire vested Individual Account balance and annual lump sum payments thereafter of any additional Pre-Tax Contributions, Catch-Up Contributions or Matching Contributions made with respect to such Participant during each subsequent calendar year. Such distributions will be made up to and including the calendar year that includes the Participant’s date of death. Distributions made pursuant to this Section 9.6(c) will automatically satisfy the requirements of section 1.401(a)(9)-2, Q&A-2 and the minimum distribution incidental death benefit requirement as provided in Treasury Regulation section 1.401(a)(9)-5, Q&A-1(d).

(d)	Death On or After Date Minimum Distributions Begin. If a Participant who is receiving minimum required distributions pursuant to Section 9.6(a) (regarding minimum distribution payments being made prior to the Effective Date) or Section 9.6(c) (regarding five percent (5%) owners) dies, then the remainder of his vested Individual Account will be paid in the form of a lump sum payment to his Surviving Spouse or Beneficiary in accordance with Section 10.1 as soon as administratively practicable following the Participant’s date of death, but no later than December 31 of the year in which the Participant died. If the Participant’s Spouse is his Beneficiary such Spouse may be eligible to elect to receive such distribution in the form of a Direct Rollover. Such distribution will automatically satisfy the requirement of section 401(a)(9)(B)(i) of the Code and Treasury Regulation section 1.401(a)(9)-2, Q&A-5 that distributions following the Participant’s death be paid to his Beneficiary at least as rapidly as such distributions were being paid to the Participant prior to his death.
Notwithstanding any other provision of this Article IX, all distributions from this Plan shall be made in accordance with (i) sections 1.401(a)(9)-2 through 1.401(a)(9)-9 of the Final Minimum Distribution Regulations, and (ii) the incidental death benefit requirement of section 401(a)(9)(G) of the Code. Further, such Final Minimum Distribution Regulations shall override any Plan provision that is inconsistent with section 401(a)(9) of the Code.

9.7	Normal Form of Benefits. The vested Individual Account of a Participant will be paid in a single lump sum cash payment; provided, however, that such Participant may elect to receive all or a portion of such Individual Account in the form of a Direct Rollover pursuant to Section 9.9. In addition, to the extent a Participant’s vested Individual Account is invested in the Common Stock Fund, distribution of that portion of his Individual Account may be made in shares of Common Stock as provided in Section 9.8.

9.8	Distributions from Common Stock Fund. Any distributions from the Common Stock Fund will be paid at the election of the Participant, either in cash or in shares of Common Stock, except that fractional shares will in all events be payable in cash. Any cash dividends declared with respect to such Participant’s shares prior to the date of distribution will similarly be paid in cash. Stock dividends declared prior to the distribution to the Participant will be treated as part of his Individual Account, subject to his election to receive either cash or Common Stock. In the event that the Participant elects a distribution of his balance in the Common Stock Fund in cash, the value of his Individual Account in the Common Stock Fund will be based on the current market value of a share of Common Stock on the date as of which the amount payable is calculated. The

Administrator’s determination with respect to such valuation will be conclusive and binding on the Participant and on the Trustee.

9.9	Optional Forms of Benefits. In accordance with procedures adopted by the Administrator, a Participant may waive payment of his vested Individual Account in the form of a lump sum and, pursuant to a Qualified Election, elect an optional form of benefit, as follows:
(a)	Direct Rollover. To receive his vested Individual Account in the form of a Direct Rollover to an Eligible Retirement Plan, provided that the distribution qualifies as an Eligible Rollover Distribution. Any portion of the Participant’s distribution which does not qualify as an Eligible Rollover Distribution will be payable to the Participant in accordance with this Section 9.9 or Section 9.7 (regarding normal forms of benefit) or Section 9.10 (regarding automatic cashouts), as applicable.
(i)	Form of Election. A Participant’s Direct Rollover election under this Section 9.9 will be in form, manner and time satisfactory to the Administrator and in accordance with rules and procedures established by the Administrator. Such election will specify the dollar or percentage amount of the Participant’s vested Individual Account to be rolled over, the name of the Eligible Retirement Plan selected by the Participant, and such additional information as the Administrator deems necessary or appropriate in order to implement the election. It will be the Participant’s responsibility to confirm that the Eligible Retirement Plan designated in his Direct Rollover election will accept the Direct Rollover of his vested Individual Account. The Administrator will be entitled to implement a Direct Rollover election based on its reasonable reliance on information provided by the Participant, and will not be required to independently verify such information, unless it is clearly unreasonable not to do so.

(ii)	Notice of Direct Rollover Rights. The Participant will be given written notice of any right he may have to elect a Direct Rollover of the taxable portion of his vested Individual Account to an Eligible Retirement Plan at least (A) thirty (30) and no more than ninety (90) days prior to the Benefit Commencement Date; or (B) on or after the Benefit Commencement Date; provided the Participant is given at least thirty (30) days to consider such notice and make the election described in this Section 9.9(a). The Participant may elect to receive a Direct Rollover before expiration of the thirty (30) day election period described above if: (1) the Administrator clearly informs the Participant that he has a right to a period of at least thirty (30) days after receiving the written explanation to consider the decision of whether or not to elect a Direct Rollover; (2) the Participant, after receiving the notice, affirmatively elects a Direct Rollover; and (3) the Direct Rollover is made more than seven (7) days after the notice is given.

(iii)	Spousal Rights. To the extent required by section 401(a)(31) of the Code, if all or a portion of a Participant’s vested Individual Account is payable to the Participant’s surviving Spouse, or to a former Spouse in accordance with a QDRO, such surviving Spouse or former Spouse will be entitled to elect a Direct Rollover of all or a portion of such distribution to an Eligible Retirement Plan.

(b)	Combination. By a combination of a single lump sum cash payment and Direct Rollover to an Eligible Retirement Plan.
9.10	Automatic Cashouts. If the value of the Participant’s vested Individual Account does not exceed one thousand dollars ($1,000), determined as of the Participant’s Benefit Commencement Date, the Administrator will direct that such Individual Account be paid in a single lump sum cash payment as soon as practicable following such Benefit Commencement Date, without regard to whether the Participant and/or Spouse consent either to payment in such form or to payment prior to the Participant’s attainment of the Required Beginning Date. Alternatively, in lieu of such lump sum cash payment, the Participant may elect to receive distribution of his vested Individual Account in the form of a Direct Rollover pursuant to Section 9.9(a). No distribution will be made in accordance with this Section 9.10 after the Participant’s Benefit Commencement Date unless the Participant and his Spouse (or if the Participant has died, his surviving Spouse) consent in writing to such distribution. Likewise, no distribution will be made pursuant to this Section 9.10 if the Participant’s vested Individual Account exceeds one thousand dollars ($1,000) on the Benefit Commencement Date.

9.11	Facility of Payment. If any payee under the Plan is a minor, or if the Administrator reasonably believes that any payee is legally incapable of giving a valid receipt and discharge for any payment due him, the Administrator may have such payment, or any part of such payment, made to the person (or persons or institution) whom it reasonably believes is caring for or supporting such payee, unless it has received due notice of claim therefor from a duly appointed guardian of such payee. Any such payment will be a payment for the account of such payee and will, to the extent of such payment, be a complete discharge of any liability under the Plan to such payee.

9.12	Hardship Withdrawals.
(a)	Conditions for Hardship Withdrawal. A Participant who has not separated from service with the Employer or an Affiliated Company may make a Qualified Election to receive a hardship withdrawal from his vested Individual Account effective as of April 1, 2006. The withdrawal made pursuant to such Qualified Election will be made from the sub-accounts maintained under his Individual Account in the following order: (i) Rollover Account, (ii) Employee After-Tax Account, (iii) Employee Pre-Tax Unmatched Contribution Account; (iv) Employee Pre-Tax Matched Contribution Account and (v) Catch-Up Contribution Account, subject to the following restrictions:
(A)	All withdrawals are subject to the Participant having filed an application with the Administrator prior to the date on which the withdrawal is to be made.

(B)	All withdrawals will be in the form of a lump-sum cash payment and will be debited from the Participant’s Rollover Account, Employee After-Tax Account, Employee Pre-Tax Unmatched Contribution Account, Employee Pre-Tax Matched Contribution Account or Catch-Up Contribution Account, as applicable, as of the date the payment is made.

(C)	A Participant may make a withdrawal only in the event that he furnishes satisfactory evidence to the Administrator that the withdrawal is to alleviate his Financial Hardship (as defined in Section 9.12(b) and is for one of the following reasons:
(1)	Expenses for (or necessary to obtain) medical care that would be deductible by Participant under section 213(d) of the Code (determined without regard to whether the expenses exceed seven and one-half percent (7.5%) of Participant’s adjusted gross income) for the Participant, the Participant’s Spouse or the Participant’s dependents (as defined in section 152 of the Code without regard to the change in definition of dependent under the Working Families Tax Relief Act of 2004 (i.e., determined without regard to sections 152(b)(1), 152(b)(2) and 152(d)(1)(B) of the Code) and including a non-custodial child of divorced or legally separated parents as described in section 152(e) of the Code; provided, however, that any hardship withdrawal for such child will exclude amounts for the payment of nonprescription drugs or medicine (other than insulin)) ;

(2)	Costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);

(3)	Payment of tuition, related educational fees, and room and board expenses, for the next twelve (12) months of post-secondary education for the Participant, his Spouse, children, or his dependents (as defined in section 152 of the Code (determined without regard to section 152(b)(1), (b)(2), and (d)(1)(B) of the Code));

(4)	Payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence;

(5)	Effective April 1, 2006, payments necessary to reimburse the Participant for unreimbursed expenses related to a federally declared natural disaster;

(6)	Effective April 1, 2006, payments necessary to reimburse the Participant for funeral expenses for the Participant’s deceased parent, Spouse, children or dependents (as defined in section 152 of the Code) (determined without regard to section 152(d)(1)(B) of the Code); or

(7)	Such other immediate and heavy financial needs as the Administrator, or its delegate, approves from time to time based on rulings, regulations or other guidance issued by the Internal Revenue Service.
(b)	Financial Hardship. As used herein, Financial Hardship will mean an immediate and heavy financial need that, based on the facts and circumstances, cannot be met from other resources that are reasonably available to the Participant. For this purpose, the Participant’s resources are deemed to include those assets of the Participant’s Spouse and minor children that are reasonably available to the Participant. A distribution will be deemed to satisfy an immediate and heavy financial need of the Participant if the Participant represents in writing to the Administrator that the distribution is necessary to satisfy an immediate and heavy financial need and all of the following requirements are satisfied:
(i)	The distribution is not in excess of the amount of the immediate and heavy financial need of the Participant; provided, however, that the amount of such distribution may include the amount of any federal, state or local taxes or penalties reasonably anticipated to result from the withdrawal;

(ii)	The Participant has obtained all distributions, other than hardship distributions, and all nontaxable loans currently available to Participant from commercial sources and under the Plan and all of the plans maintained by the Employer or any other employer;

(iii)	Such need cannot reasonably be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets, or by cessation of Pre-Tax Contributions to the Plan.

(iv)	The Participant is precluded from making Pre-Tax Contributions to the Plan (and to any other qualified or non-qualified retirement plan of the Employer or an Affiliated Company) following the hardship withdrawal for a period of six (6) months for hardship withdrawals made before April 1, 2006, and one hundred and eighty three (183) days effective for hardship withdrawals made on and after April 1, 2006.
(c)	Limitation on Amount Withdrawn. There is no minimum amount that must be withdrawn. However, the maximum amount that may be withdrawn is the maximum available for withdrawals under this Section 9.12(c). The amount of a hardship withdrawal from the Participant’s Pre-Tax Contribution Accounts will not include any earnings credited to such accounts after December 31, 1988. The amount of a hardship withdrawal from any of the Participant’s Rollover Account, Employee After-Tax Account, and Catch-Up Contribution Account will not exceed the net credit balance in such account as of the date of the withdrawal. In the event that a Participant has an outstanding loan from his Pre-Tax Contribution Accounts or Catch-Up Contribution Account at the time of his withdrawal, such loan will not be reflected in the Participant’s Individual Account balance and the amount of the withdrawal may not exceed the amount that the Participant would otherwise be entitled to withdraw from such Account.

(d)	Rules and Procedures. The Administrator will establish such rules and give such directions to the Trustee as will be appropriate to effectuate the withdrawal in accordance with the terms this Plan.
9.13	Withdrawal of After-Tax Savings Contributions. A Participant may make a Qualified Election to receive all or any portion of his Employee After-Tax Account at any time while he is in the service of the Employer or an Affiliated Company.

9.14	Withdrawal at Age 59 1/2. Effective April 1, 2006, any Participant who attains the age of fifty-nine and one-half (59 1/2) may, in accordance with such policies and procedures as the Administrator may establish, make a Qualified Election to receive a withdrawal of all or a portion of the value of his vested Individual Account balance in the Plan. Such withdrawal will be made from the sub-accounts comprising the Participant’s Individual Account in the following order: (i) Employee After-Tax Account; (ii) Rollover Account; (iii) Profit Sharing Account; (iv) Safe Harbor Match Account; (v) Matching Contribution Account; (vi) Employee Pre-Tax Unmatched Contribution Account; (vii) Employee Pre-Tax Matched Contribution Account; (viii) Catch-Up Contribution Account; and (ix) QNEC Account.

9.15	Withdrawal of Rollover Account. A Participant may make a Qualified Election to receive all or any portion of his Rollover Account at any time while he is in the service of the Employer or an Affiliated Company.

9.16	Qualified Hurricane Katrina Distributions. A Participant whose principal place of abode on August 25, 2005 was located in the Hurricane Katrina disaster area and who sustained an economic loss by reason of Hurricane Katrina may elect during the period beginning on August 1, 2005 and ending December 31, 2006 to receive from the Plan a “qualified Hurricane Katrina distribution” of up to one hundred thousand dollars ($100,000) in the aggregate. Such distribution will be made in the form of a lump sum from the sub-accounts maintained under the Participant’s vested Individual Account in the order prescribed by the Administrator. The ten percent (10%) early withdrawal penalty for distributions from qualified plans prior to age fifty nine and one-half (59 1/2) will not apply to any qualified Hurricane Katrina distribution and the mandatory twenty percent (20%) income tax withholding applicable to Eligible Rollover Distributions will not apply. The Administrator is not required to allow the Participant to elect a Direct Rollover with respect to a qualified Hurricane Katrina distribution or to provide a section 402(f) notice with respect to any such distribution. However, a qualified Hurricane Katrina distribution is subject to the voluntary withholding requirements of section 3405 of the Code and Treas. Reg. § 35.3405-1T. Further, a special rule allows income inclusion with respect to a qualified Hurricane Katrina distribution to be spread over a three (3) year period. Any such Participant who receives a qualified Hurricane Katrina distribution may elect to recontribute all or part of such distribution to the Plan in one or more contributions over the three (3) year period following the date on which such distribution is made as provided in Internal Revenue Service Notice 2005-92.

In addition, a Participant or Beneficiary whose principal place of abode on August 25, 2005 was located in the Hurricane Katrina disaster area and who sustained an economic loss by reason of Hurricane Katrina may elect to designate as a “qualified Hurricane Katrina distribution” any distribution from the Plan that was made to such Participant or Beneficiary during the period beginning on August 1, 2005 and ending on December 31, 2006 which does not exceed one hundred thousand dollars ($100,000) in the aggregate. Such designation may be made with respect to any distribution that satisfies the requirements for a qualified Hurricane Katrina distribution regardless if such distribution was made on account of Hurricane Katrina (e.g. an in-service withdrawal). However, the following distributions may not be designated as qualified Hurricane Katrina distributions: (a) corrective distributions of excess Annual Additions under section 415 of the Code as described in Section 7.2, (b) distributions of Excess Elective Deferrals under section 402(g) of the Code as described in Section 4.1, (c) distributions of Excess Contributions under section 401(k) of the Code as described in Section 4.2, (d) distributions of Excess Aggregate Contributions under section 401(m) of the Code as described in Section 5.1 and (e) deemed distributions of outstanding Plan loans pursuant to Section 9.17. In addition, a Participant will not be permitted to repay any designated qualified Hurricane

Katrina distribution which is a required minimum distribution or part of a series of systematic withdrawal payments being paid over a period of more than ten (10) years. Likewise, any qualified Hurricane Katrina distribution made to a Beneficiary may not be recontributed to the Plan.

In making a qualified Hurricane Katrina distribution, the Administrator may rely on the Participant’s or Beneficiary’s reasonable representations as to his principal place of abode on August 25, 2005, and whether he suffered an economic loss, unless the Administrator has actual knowledge to the contrary.

9.17	Loans to Participants. The Administrator may, in its sole discretion and in accordance with a uniform and nondiscriminatory policy established by it, permit loans to be made to a Participant; provided that, effective April 1, 2006, no such loan may be made with respect to amounts invested in the Common Stock Fund. Loans (a) will be made available to Participants on a reasonably equivalent basis; (b) not be made available to Highly Compensated Employees in an amount greater than the amount made available to other Participants; (c) bear a reasonable rate of interest; (d) be adequately secured; and (e) provide for periodic repayment over a reasonable period of time. In addition, when such loans are repaid, such repayment will be allocated to the Investment Funds in accordance with the Participant’s investment elections in effect at the time of repayment. In addition, a Participant who terminates employment with the Employer and all Affiliated Companies on or after April 1, 2006 may elect to continue to repay an outstanding Plan loan following such termination as provided in the written loan policy established by the Administrator. All loans granted pursuant to this Section 9.17 will be granted in accordance with the written loan policy to be established as set forth above (which policy, when properly adopted, is hereby incorporated by reference and made a part of this Plan). Such written loan policy, once established, may be modified or amended in writing from time to time without the necessity of amending this Section 9.17. The loan policy established by the Administrator will comply with the applicable provisions of ERISA and regulations promulgated pursuant thereto and with any limitations imposed by the Code and regulations promulgated pursuant thereto to prevent the loan from being deemed to be a taxable distribution to the Participant.

9.18	Duty to Keep Administrator Informed of Distributee’s Current Address. Each Participant, Former Participant and Beneficiary must file with the Administrator from time to time in writing his post office address and each change of post office address. Any communication, statement or notice addressed to a Participant, Former Participant or Beneficiary at his last post office address filed with the Administrator or, if no address is filed with the Administrator, then at his last post office address as shown on an Employer’s records, will be binding on the Participant or Former Participant, and his Beneficiary, for all purposes of the Plan. Neither the Administrator nor the Trustee will be required to search for or locate a Participant, Former Participant or Beneficiary.

9.19	Failure to Claim Benefits. If the Administrator notifies the Participant, Former Participant or Beneficiary by registered or certified mail at his last known address that he is entitled to a distribution and also notifies him of the provisions of this Section 9.19, and the Participant, Former Participant or Beneficiary fails to claim his benefits under the Plan or make his current address known to the Administrator within a reasonable period of time after such notification, the Administrator will direct that all unpaid amounts which would have been payable to such Participant, Former Participant or Beneficiary will be forfeited and applied as provided in Section 9.1(b). In the event that the Participant, Former Participant or Beneficiary is subsequently located, the amounts which were forfeited, without adjustment for earnings and losses, will be restored and distributed to the Participant, Former Participant or Beneficiary. The Employer for whom the Participant last worked will contribute an amount to the Plan which is equal to the amount distributed under the terms of this Section 9.19 to the extent that such amount cannot be reinstated through forfeitures. Notwithstanding the preceding sentences, if the Administrator is trying to locate a Participant, Former Participant or Beneficiary in connection with (a) a minimum required distribution under Section 9.6, or (b) a return of Excess Elective Deferrals under Section 4.1, Excess Contributions under Section 4.2, or Excess Aggregate Contributions under Section 5.1, and the Administrator determines that such Participant, Former Participant or Beneficiary cannot be located, the Administrator will establish an escrow account outside of the Plan in the name of that Participant, Former Participant or Beneficiary and direct the Trustee to distribute such amount to that account.

9.20	Distribution Pursuant to a QDRO. The Administrator will establish policies and procedures for reviewing Domestic Relations Orders relating to a Participant’s interest in the Plan. The Administrator or its delegate will determine whether any such Domestic Relations Order is a QDRO. If the provisions of a QDRO provide for an immediate distribution to an Alternate Payee, the Administrator will direct the Trustee to commence payments to the Alternate Payee as soon as administratively practicable, following the later of (a) the receipt of such QDRO by the Administrator or (b) the date the Administrator receives the Alternate Payee’s written consent to such distribution. Until such time as payment is made to an Alternate Payee pursuant to this Section 9.20, the Alternate Payee will have no rights under the Plan other than the rights of a Beneficiary and the right to direct the investment of amounts awarded to the Alternate Payee. If an Alternate Payee does not receive an immediate distribution pursuant to this Section 9.20, the Administrator will direct the Recordkeeper to identify the Alternate Payee’s interest in the Trust Fund pending a distribution to the Alternate Payee and the Alternate Payee may direct the investment of the Alternate Payee’s interest in the Trust Fund pursuant the provisions of Section 16.1.

End of Article IX

ARTICLE X
DISTRIBUTIONS UPON DEATH;
DESIGNATIONS OF BENEFICIARIES
10.1	Death Prior to Benefit Commencement Date.
(a)	Form of Death Benefits. In the case of a Participant or Former Participant who dies before his Benefit Commencement Date, his vested Individual Account will be paid to his surviving Spouse or Beneficiary, as applicable, in the form of a single lump sum cash payment or Direct Rollover, to the extent applicable and elected.

(b)	Timing of Payment of Death Benefit. Payment of the vested Individual Account of a Participant or Former Participant who dies before his Benefit Commencement Date will be paid as soon as administratively practicable after the Administrator receives the necessary documentation of the Participant’s Death, but no later than December 31 of the calendar year following the Participant’s death.

The payment of death benefits under this Article X is conditioned upon the Administrator’s ability to locate the appropriate person to whom such benefits should be paid. In the event that the Administrator is unable to locate such person within a reasonable period of time after the date such benefits would otherwise be payable, the provisions of Section 9.19 regarding the conditional forfeiture of unclaimed benefits will apply.

(c)	Valuation of Death Benefits. The value of a Participant’s or Former Participant’s vested Individual Account which become payable by reason of the Participant’s or Former Participant’s death will be determined as of the Valuation Date immediately preceding the date of distribution.
10.2	Designation of Beneficiary.
(a)	Designation or Revocation. Subject to the provisions of Section 9.9 (regarding optional forms of benefit), whenever a Participant may be permitted to designate a Beneficiary to receive benefits under this Plan, such designation will be made, pursuant to a Qualified Election, by the execution and delivery to the Administrator of an instrument in a form satisfactory to the Administrator. A Participant may designate one or more Beneficiaries and may designate primary and secondary Beneficiaries. A Participant will have the right to change or revoke any such Beneficiary designation by filing a new designation and notice of revocation with the Administrator, and, subject to the rules governing a Qualified Election and the requirement for the consent of a Spouse to a change in a Participant’s Beneficiary designation, no notice to any Beneficiary or consent by any Beneficiary will be required to effect any such change or revocation.

(b)	Failure to Designate Beneficiary or Death of Beneficiary. If a deceased Participant or Former Participant fails to properly designate a Beneficiary, or if the Administrator receives no response from a designated Beneficiary after giving notice to such Beneficiary by certified mail to such person at his last known address as shown in the Plan’s records (or if the certified letter is returned to the Administrator by the United States Postal Service as undeliverable), or if for any reason the designations will be legally ineffective, or if all Beneficiaries (both primary and secondary) predecease the Participant or Former Participant, any distribution required to be made under the provisions of this Plan from the Trust Fund will be made by payment: (i) to his Spouse, in the form of a lump sum cash payment or Direct Rollover; or (ii) if no such Spouse survives, in a single sum cash payment to the qualified representative of the Participant’s or Former Participant’s estate; provided, however, that if no qualified representative of the deceased Participant’s or Former Participant’s estate can be located within a reasonable period of time following the Participant’s or Former Participant’s death, the Administrator in its discretion may (A) make the distribution under this Section 10.2(b) to such persons who establish to the satisfaction of the Administrator that they are heirs at law of the Participant or Former Participant, or (B) conditionally forfeit the entire balance of the Participant’s or Former Participant’s Individual Account pursuant to Section 9.19.

(c)	Administrator’s Determination Binding. The determination by the Administrator as to which persons are entitled to payment of a Participant’s or Former Participant’s interest in the Plan upon his death or the death of his Spouse or Beneficiary, will be final and conclusive upon all persons.
10.3	Death After Benefit Commencement Date. In the case of a Participant who dies after his Benefit Commencement Date, no benefits will be payable except to the extent required under the form of benefit as in effect on the date of the Participant’s death.

End of Article X

ARTICLE XI
AMENDMENT OF PLAN
11.1	Right to Amend. Subject to Section 11.2 and any other limitations contained in ERISA or the Code, the Company may from time to time amend, in whole or in part, any or all of the provisions of the Plan on behalf of the Company and all Employers. Specifically, but not by way of limitation, the Company may make any amendment necessary to acquire and maintain a qualified status for the Plan under the Code, whether or not retroactive. In addition, effective April 1, 2006, the Chief Executive Officer of the Company will have the authority to amend the Plan to comply with changes in the law, adopt changes to the Plan recommended by the Committee, or make other changes that will not materially increase the cost of maintaining the Plan to the Employers.

11.2	Limitation on Amendments. No amendment of the Plan will be made that would vest in any Employer, directly or indirectly, any interest in or control of the Trust Fund. No amendment will be made that would vary the Plan’s exclusive purpose of providing benefits to Participants, Former Participants and their Beneficiaries and of defraying reasonable expenses of administering the Plan or that would permit the diversion of any part of the Trust Fund from that exclusive purpose. No amendment will be made that would reduce any then vested interest of a Participant or Former Participant in his Individual Account. No amendment will increase the duties or responsibilities of the Trustee unless the Trustee consents thereto in writing.

No amendment to the Plan will reduce or restrict, either directly or indirectly, the benefit provided under this Plan to any Participant or Former Participant prior to the amendment. Further, no amendment to the vesting schedule will deprive a Participant or Former Participant of his vested interest in his Individual Account as of the date of the amendment. Further, if the vesting schedule of this Plan is amended, or if the Plan is amended in any way that directly or indirectly affects the computation of a Participant’s or Former Participant’s vested interest, each such person with at least three (3) Years of Service as of the last day of the election period described below may elect, within a reasonable period after the adoption of the amendment, to have his vested interest computed under the Plan without regard to such amendment. The period during which such election may be made will commence with the date the amendment is adopted and will end sixty (60) days after the latest of:
(a)	the date the amendment is adopted;

(b)	the date the amendment becomes effective; or

(c)	the date the Participant or Former Participant is issued written notice of the amendment by the Employer.

End of Article XI

ARTICLE XII
TERMINATION OF PLAN
12.1	Right to Discontinue Contributions, Terminate, or Partially Terminate. The Company has established the Plan with the bona fide intention and expectation that from year to year it will be able to, and will deem it advisable to, make its contributions thereto as provided in this Plan document. However, the Company realizes that circumstances not now foreseen, or circumstances beyond its control, may make it either impossible or inadvisable for the Company to continue to make such contributions to the Plan. Therefore, the Company will have the power to discontinue contributions to the Plan, terminate the Plan, or partially terminate the Plan at any time hereafter. Each Employer, each Participant and Former Participant, the Administrator, the Committee, the Daily Administrator and the Trustee will be notified of such discontinuance, termination, or partial termination.
12.2	Procedure in the Event of Discontinuance of Contributions, Termination, or Partial Termination.
(a)	Permanent Discontinuance of Contributions. If the Plan is amended so as to permanently discontinue Employer contributions, or if Employer contributions are in fact permanently discontinued, each affected Participant will continue to be one hundred percent (100%) vested in his Individual Account. In case of such discontinuance, the Administrator will remain in existence and all other provisions of the Plan that are necessary, in the opinion of the Administrator, for equitable operation of the Plan will remain in force.

(b)	Partial or Complete Termination. If the Plan is terminated or partially terminated, each affected Participant will continue to be one hundred percent (100%) vested in his Individual Account. Unless the Plan is otherwise amended prior to dissolution of the Company, the Plan will terminate as of the date of dissolution of the Company.

(c)	Allocation of Contributions, Forfeitures, Income and Losses. Upon discontinuance of contributions, termination, or partial termination, any previously unallocated contributions, forfeitures, and net income (or net loss) will be allocated according to the provisions of Article III. To the extent that a suspense account is in existence pursuant to Article VII, such suspense account will be allocated to the Individual Accounts of Participants to the extent permitted by section 415 of the Code, with any excess remaining after such allocation being paid to the Employer. Thereafter, the net income (or net loss) of the Trust Fund will continue to be allocated to the Individual Accounts of the Participants until the balances of such accounts are distributed.

(d)	Distribution of Individual Accounts. In the case of a termination or partial termination of the Plan, and in the absence of a Plan amendment to the contrary, the Trustee will pay the balance of the Individual Account of a Participant for whom the Plan is so terminated, or who is affected by such partial termination, to such Participant, subject to the time of payment, form of payment, and consent provisions of Article IX.
12.3	Merger, Consolidation, or Transfer. This Plan and Trust Fund may not merge or consolidate with, or transfer its assets or liabilities to, any other plan, unless immediately thereafter each Participant would, in the event such other plan terminated, be entitled to a benefit which is equal to or greater than the benefit to which he would have been entitled if the Plan were terminated immediately before the merger, consolidation, or transfer. Further, no transfer of assets or liabilities will be made from this Plan to another plan, unless such other plan will impose the same distribution restrictions on Pre-Tax Contributions and QNECs as this Plan.

12.4	Reversion of Contributions to Employer. Except as provided in Section 3.5 and Section 12.2 under no circumstances or conditions will the Trust Fund or any portion thereof revert to any Employer or be used for or diverted to the benefit of anyone other than Participants, Former Participants and Beneficiaries, it being understood that the Trust Fund will be for the exclusive benefit of Participants, Former Participants and Beneficiaries.

End of Article XII

ARTICLE XIII
PLAN ADMINISTRATION
13.1	The Administrator. The overall administration of the Plan will be the responsibility of the Administrator who will be appointed by formal action of the Company. The Company may appoint a Committee to serve as Administrator consisting of any number of members as determined by the Company. The Company may remove any member of the Committee at any time and a member may resign by written notice to the Company. Any vacancy in the membership of the Committee will be filled by appointment of the Board of Directors or the Chief Executive Officer of the Company, but pending the filling of any such vacancy the then members of the Committee may act hereunder as though they alone constitute the full Committee. As of the Effective Date, the Committee has been appointed as Administrator.

13.2	Action by Committee. The following rules apply with respect to actions of the Committee:
(a)	Majority. Any and all acts and decisions of the Committee will be by at least a majority of the then members, but the Committee may delegate to any one or more of its members the authority to sign notices or other documents on its behalf or to perform ministerial acts for it, in which event the Trustee, the Recordkeeper and any other person may accept such notice, document or act without question as having been authorized by the Committee.

(b)	Committee Procedure. The Committee may, but need not, call or hold formal meetings and any decisions made or action taken pursuant to written approval of a majority of the then members will be sufficient to constitute an act thereof. The Committee will maintain adequate records of its decisions, which records will be subject to inspection by the Company, any Employer, any Participant, Former Participant, Beneficiary, and any other person to the extent required by law, but only to the extent that they apply to such person. Also, the Committee may designate one of its members as Chairman and one of its members as Secretary and may establish policies and procedures governing it as long as the same are not inconsistent with the terms of the Plan.

(c)	Delegation to Committee and Company’s Duty to Furnish Information. The Committee will perform the duties and may exercise the powers and discretion given to it in this Plan and its decisions and actions may be relied upon by all persons affected thereby. The Trustee and the Recordkeeper may rely without question upon any notices, directions, or other documents received from the Committee. The Company and each Employer will furnish the Committee with all data and information available to the Company and such Employer which the Committee may reasonably require in order to perform its duties. The Committee may rely without question upon any such data or information furnished by the Company and each Employer.

(d)	Limitation on Committee Action. A member of the Committee may not vote or decide upon any matter relating solely to himself or vote in any case in which his individual right or claim to any benefit under the Plan is particularly involved. In any case in which any Committee member is so disqualified to act, the remaining members will exercise all of the powers of a qualified member concerning the matter in which the disqualified member is not qualified to act.

(e)	Construction of Plan and Trustee’s and Recordkeeper’s Reliance. Any and all matters involving the Plan, including but not limited to any and all disputes which may arise involving Participants, Former Participants, and Beneficiaries and/or the Trustee or the Recordkeeper will be referred to the Committee. The Committee has the exclusive discretionary authority to construe the terms of the Plan and the exclusive discretionary authority to determine eligibility for all benefits hereunder. Any such determinations or interpretations of the Plan adopted by the Committee will be final and conclusive and will bind all parties. The Trustee and the Recordkeeper may rely upon the decision of the Committee with respect to any question concerning the meaning, interpretation, or application of any provision of the Plan.
13.3	Rules and Regulations of Administrator. The Administrator will have the authority to make such rules and regulations and to take such action as may be necessary to carry out the provisions of the Plan and will, subject to the provisions of the Plan, decide any questions arising in the administration, interpretation and application of the Plan, which decisions will be conclusive and binding on all parties. The Administrator may allocate or delegate any part of its authority and duties as it deems expedient.

13.4	Powers of Administrator. In order to effectuate the purposes of the Plan, the Administrator will have the following powers:
(a)	To appoint the Daily Administrator;

(b)	To determine all questions with regard to rights of Eligible Employees, Employees, Participants, Former Participants and Beneficiaries under the Plan including, but not limited to, questions involving eligibility of an Employee to participate in the Plan and the value of a Participant’s or Former Participant’s vested Individual Account;

(c)	To make all determinations and computations concerning the benefits, credits and debits to which any Participant, Former Participant or other Beneficiary, is entitled under the Plan;

(d)	To review and render decisions respecting a denial of a claim for benefits under the Plan;

(e)	To construe the Plan and to make equitable adjustments for any mistakes or errors made in the administration of the Plan;

(f)	To receive from the Employer and from Employees such information as is necessary for the proper administration of the Plan;

(g)	To receive and review reports from the Trustee of the financial condition and receipts of and disbursements from the Trust Fund;

(h)	To determine and resolve in its sole and absolute discretion all questions relating to the administration of the Plan and Trust Fund (i) when differences of opinion arise between the Employer, the Daily Administrator, the Trustee, a Participant,

or any of them, and (ii) whenever it is deemed advisable to determine such questions in order to promote the uniform and nondiscriminatory administration of the Plan for the greatest benefit of all parties concerned;

(i)	To select the Investment Funds under the Plan;

(j)	To direct the Trustee as to the investment of any Participant’s Individual Account and the crediting and distribution of the Trust Fund, as more specifically provided in this Plan and the Trust Agreement;

(k)	To give the Trustee specific directions in writing with respect to:
(i)	the making of distribution payments, giving the names of the payees, the amounts to be paid and the time or times when payments will be made; and

(ii)	the making of any other payments which the Trustee is not by the terms of the Trust Agreement authorized to make without a direction in writing by the Administrator;
(l)	To comply (or transfer responsibility for compliance to the Trustee) with all applicable Federal income tax withholding requirements for benefit distributions;

(m)	To appoint, in its discretion, in accordance with the provisions of the Trust Agreement, one or more Investment Managers (as defined under section 3(38) of ERISA) to manage, including the power to acquire or dispose of, all or any portion of the assets of the Plan and Trust Fund;

(n)	To engage the service of counsel (who may, if appropriate, be counsel for the Employer), actuaries, and agents whom it may deem advisable to assist it with the performance of its duties; and

(o)	To amend the Plan pursuant to Section 11.1.
The foregoing list of express powers is not intended to be either complete or conclusive, and the Administrator will, in addition, have such powers as it may reasonably determine to be necessary or appropriate in the performance of its powers and duties under the Plan.

13.5	Appointment of Daily Administrator. The Administrator will appoint the Daily Administrator who will serve in a ministerial capacity with respect to the daily operation of the Plan. The Administrator may remove the Daily Administrator with or without cause at any time. The Daily Administrator may resign upon written notice to the Administrator. As of the Effective Date, the Administrator has appointed the Employee Benefits Department of the Company as the Daily Administrator.

13.6	Duties of Daily Administrator. The Daily Administrator will have the following duties:
(a)	To carry out the administration of the Plan in accordance with the provisions herein set forth;

(b)	To adopt rules of procedure and regulations necessary for the administration of the Plan, provided such rules are not inconsistent with the terms of the Plan;

(c)	To enforce the terms of the Plan and any rules and regulations adopted by the Plan Administrator;

(d)	To furnish the Employer with information which the Employer may require for tax or other purposes;

(e)	To establish and maintain, or cause to be maintained, the Individual Accounts described in Article I;

(f)	To prescribe procedures to be followed by distributees in obtaining benefits;

(g)	To create and maintain such records and forms as are required for the efficient administration of the Plan;

(h)	To prepare, or cause to be prepared, an annual report for the Employer, as of the last day of each Plan Year, in such form as may be required by the Employer;

(i)	To determine and maintain records of the age and amount of Compensation, Hours of Service, Years of Service of each Employee;

(j)	To comply with all applicable lawful reporting and disclosure requirements of ERISA; and

(k)	To construe the Plan, in its sole and absolute discretion, and make equitable adjustments for any mistakes and errors made in the administration of the Plan.
The foregoing list of express duties is not intended to be either complete or conclusive, and the Daily Administrator will, in addition, exercise such other powers and perform such other duties as it may deem necessary, desirable, advisable or proper for the supervision and administration of the Plan.

13.7	Indemnification of the Administrator and Daily Administrator. To the extent not covered by insurance, or if there is a failure to provide full insurance coverage for any reason, and to the extent permissible under corporate by-laws and other applicable laws and regulations, the Company hereby indemnifies and agrees to defend and hold harmless the Administrator, each member of the Committee, and the Daily Administrator, and their respective successors, assigns, heirs, legatees, and beneficiaries, as the case may be, against any and all loss, cost liability claims, and causes of action by or on behalf of any and all parties whomsoever, and all losses therefrom, including, without limitation, costs of defense and attorneys’ fees, based upon or arising out of any act or omission relating to or in connection with the Plan and Trust Agreement other than losses resulting from any such person’s fraud or willful misconduct.

13.8	Plan Fiduciaries.
(a)	Named Fiduciary. The Trustee is the named fiduciary hereunder with respect to the powers, duties and responsibilities of investment of the Trust Fund and the Administrator is the named fiduciary hereunder with respect to the powers, duties and responsibilities of the administration of the Plan. Certain powers, duties and responsibilities of each of said named fiduciaries are specifically delegated to others under the provisions of the Plan and Trust Agreement and other powers, duties and responsibilities of any fiduciaries may be delegated by written agreement to others to the extent permitted under the provisions of the Plan and Trust Agreement.

(b)	Scope of Fiduciary Responsibility. The powers and duties of each fiduciary hereunder, whether or not a named fiduciary, will be limited to those specifically delegated to each of them under the terms of the Plan and Trust Agreement. It is intended that the provisions of the Plan and Trust Agreement allocate to each fiduciary the individual responsibilities for the prudent execution of the functions assigned to each fiduciary. None of the allocated responsibilities or any other responsibilities will be shared by two or more fiduciaries unless such sharing will be provided by a specific provision in the Plan or the Trust Agreement. Whenever one fiduciary is required by the Plan or the Trust Agreement to follow the directions of another fiduciary, the two fiduciaries will not be deemed to have been assigned a share of any responsibility, but the responsibility of the fiduciary giving the directions will be deemed to be his sole responsibility and the responsibility of the fiduciary receiving those directions will be to follow same insofar as such instructions on their face are proper under applicable law. Any fiduciary may employ one or more persons to render advice with respect to any responsibility such fiduciary has under the Plan or Trust Agreement.

(c)	Multiple Capacity of Fiduciaries. Each fiduciary may, but need not, be a director, officer or employee of the Employer. Nothing in the Plan will be construed to prohibit any fiduciary from;
(i)	Serving in more than one fiduciary capacity with respect to the Plan and Trust Agreement;

(ii)	Receiving any benefit to which he may be entitled as a Participant or Beneficiary in the Plan, so long as the benefit is computed and paid on a basis which is consistent with the terms of the Plan as applied to all other Participants, Former Participants and Beneficiaries; or

(iii)	Receiving any reasonable compensation for services rendered, or for the reimbursement of expenses properly and actually incurred in the performance of his duties with respect to the Plan, except that no person so serving who already receives full-time pay from the Employer will receive compensation from the Plan, except for reimbursement of expenses properly and actually incurred.
(d)	Bonding of Fiduciaries. Each fiduciary will be bonded as required by applicable law or statute of the United States, or of any state having appropriate jurisdiction, unless such bond may under such law or statute be waived by the parties to the Trust Agreement. The Employer will pay the cost of bonding any fiduciary who is an employee of the Employer.
13.9	Action Taken in Good Faith. To the extent permitted by ERISA, the members of the Committee and each employee, officer and director of an Affiliated Company who are fiduciaries with respect to the Plan will be entitled to rely on, and be fully protected with respect to any action taken or suffered by them in good faith in reliance on, all tables, valuations, certificates, reports and opinions furnished by the Recordkeeper, the Trustee, or any accountant, attorney, insurance company, investment manager or other advisor acting at any time hereunder.

13.10	Expenses of Administration. Except to the extent paid by an Employer, the Administrator will cause the Trustee to pay all expenses incurred in the administration of the Plan, including expenses of the Committee, the Recordkeeper and the Administrator, and expenses and compensation of the Trustee and the expenses of counsel.

13.11	Claims Procedure. For purposes of this Section 13.11, a reference to the claimant includes the Participant, Former Participant, Spouse, Alternate Payee or Beneficiary, as applicable, and the authorized representative of any such person.
(a)	Filing of Claim. A claimant who feels he is being denied any benefit or right provided under the Plan must file a claim with the Administrator or its designee. All such claims must be submitted in the form and manner specified by the Administrator and will be considered filed on the date the claim is received by the Administrator.

(b)	Notice of Disposition of Claim. Upon the receipt of such a claim and in the event the claim is denied, the Administrator will, within a reasonable period of time, provide such claimant a written statement which will be delivered or mailed to the claimant by certified or registered mail to his last known address, which statement will contain the following:
(i)	The specific reason or reasons for the denial of benefits;

(ii)	A specific reference to the pertinent provisions of the Plan upon which the denial is based;

(iii)	A description of any additional material or information which is necessary for the claimant to perfect his claim and an explanation of why such material or information is necessary; and

(iv)	An explanation of the Plan’s claim review procedure and the time limits applicable to such procedure, including the claimant’s right to file a suit under section 502(a) of ERISA following an adverse benefit determination on review as provided below;
provided, however, in the event that special circumstances require an extension of time for processing the claim, the Administrator will provide such claimant with such written statement described above not later than one hundred eighty (180) days after receipt of the claimant’s claim, but, in such event, the Daily Administrator, or its delegate, will furnish the claimant, within ninety (90) days after its receipt of such claim, written notification of the extension explaining the circumstances requiring such extension and the date that it is anticipated that such written statement will be furnished.

(c)	Request for Review. Within ninety (90) days after receipt of a notice of a denial of benefits as provided above, the claimant may file a written request with the Committee for a review of his claim. In conducting its review, the Committee will consider any written statement or other evidence presented by the claimant in support of his claim. The Committee will give the claimant upon request, and free of charge, reasonable access to and copies of all pertinent documents necessary for the preparation of his claim.

(d)	Decision on Review. After receipt by the Committee of a written application for review of his claim, the Committee will review the claim taking into account all comments, documents, records and other information submitted by the claimant regarding the claim without regard to whether such information was considered in the initial benefit determination. The Committee will notify the claimant of its decision by delivery or by certified or registered mail to his last known address.

Such decision will be made no later than the date of the meeting of the Committee which immediately follows the Administrator’s receipt of the request for review, unless the request for review was received by the Committee within thirty (30) days before such meeting, in which case a decision will be made by no later than the second meeting of the Committee following the Committee’s receipt of the request for review. If special circumstances require a further extension of time for processing such request for review, a decision will be made not later than the third meeting of the Committee following the Committee’s receipt of the request for review and the claimant will be advised in advance of the need for the extension. The decision of the Committee will be provided to the claimant as soon as possible but no later than five (5) days after the benefit determination is made.

The decision of the Committee will be in writing and will include the specific reasons for the decision presented in a manner calculated to be understood by the claimant and will contain references to all relevant Plan provisions on which the decision was based. Such decision will also advise the claimant that he may receive upon request, and free of charge, reasonable access to and copies of all documents, records and other information relevant to his claim and will inform the claimant of his right to file an action under section 502(a) of ERISA in the case of an adverse decision regarding his appeal. The decision of the Committee will be final and conclusive.

End of Article XIII

ARTICLE XIV
ADOPTION BY AFFILIATED COMPANIES
14.1	Adoption by and Designation of Other Employers.
(a)	Adoption by or Designation of Participating Employers. With the permission of the Company, as evidenced by a resolution of the board of directors of the Company, any Affiliated Company may become an Employer by either (i) commencing Pre-Tax Contributions on behalf of its Eligible Employees or (ii) delivering a written instrument to the Administrator specifying its intent to participate in the Plan and the effective date of such participation. Such written instrument may, but need not, also supply specific provisions relating to the operation of the Plan that will apply to the designated Employer only and that will become, as to such designated Employer and its Eligible Employees, a part of the Plan and the Trust Agreement.

(b)	Consent of Designation. Each Affiliated Company that becomes an Employer will be conclusively presumed to agree to be bound by the terms of the Plan and any and all amendments thereto upon (i) its submission of information to the Administrator required by the terms of or with respect to the Plan, (ii) making a contribution to the Trust Fund pursuant to the terms of the Plan, or (iii) adopting a resolution of its board of directors or other appropriate written authorization; provided, however, that the terms of the Plan may be modified so as to increase the obligations of an Employer only with the consent of such Employer, which consent will be conclusively presumed to have been given by such Employer upon the occurrence of an event described in (i) or (ii) above, following notice of such modification.

(c)	Effect of Adoption by Employer. Any entity or organization that adopts the Plan will be deemed to be an Employer for all purposes under the Plan unless otherwise specified in a written instrument adopted by the Company or such Employer. In addition, such written instrument may provide, in the discretion of the Company or such Employer, that the Eligible Employees of such Employer will receive credit for their employment with such entity or organization prior to the date it became an Employer for purposes of determining the eligibility of such Employees to participate in the Plan and/or the vested and nonforfeitable interest of such Employees as Participants.

(d)	Application of Plan to Each Employer. Except as otherwise provided in an Appendix attached hereto, the provisions of the Plan will apply separately and equally to each Employer and its Employees in the same manner as is expressly provided with respect to the Company and its Employees; provided, however, that the power to appoint or otherwise affect the Administrator, the Committee, the Daily Administrator or the Trustee and the power to amend or terminate the Plan will be exercised by the Company alone.

(e)	Transfer Among Employers. A Participant’s transfer of employment among Employers will not be considered a termination of employment under this Plan, and his service with one will be considered as service with all others.

(f)	Termination of Participation. Any Employer may, by appropriate action of its board of directors or noncorporate counterpart that is communicated in writing to the Company and to the Administrator, terminate its participation in the Plan and the Trust. The Company may, in its discretion, terminate an Employer’s Plan and Trust participation at any time by written instrument delivered to the Administrator and the designated Employer.
14.2	Single Plan. The Plan is a single plan with respect to all Employers, except to the extent required by section 413 of the Code and unless the Company specifically provides that the Plan will be a separate plan with respect to the Company and each Employer. The contributions of any Employer that is a member of a group of employers with respect to which the Plan represents a single plan will be available for allocation on behalf of any Participants who are Employees of any other Employers that are members of such group but will not be available for allocation on behalf of any Participants who are Employees of any Employer that is not a member of such group. Conversely, the contributions of any Employer with respect to which the Plan represents a separate plan for only that Employer will be available for allocation on behalf of Participants who are its Employees but will not be available for allocation on behalf of Participants who are Employees of any other Employers. Likewise, contributions under each such plan will be tested separately pursuant to sections 401(k), 401(m), and 415 of the Code, and the minimum participation requirements of section 410(b) of the Code will be applied separately with respect to each such plan. However, service with all Employers will count for eligibility and vesting purposes under the Plan and a transfer between Employers will not be treated as a separation from service for distribution purposes under the Plan.

End of Article XIV

ARTICLE XV
THE TRUSTEE
15.1	Trust Fund. A Trust Fund has been created and will be maintained for the purposes of the Plan, and the monies thereof will be invested in accordance with the terms of the Trust Agreement which forms a part of the Plan. All Pre-Tax Contributions, Matching Contributions, Catch-Up Contributions, QNECs and Rollover Contributions will be paid into the Trust Fund, and all benefits under the Plan will be paid from the Trust Fund.

15.2	Trustee’s Duties. Except as otherwise specifically provided in the Trust Agreement, the Trustee’s obligations, duties and responsibilities are governed solely by the terms of the Trust Agreement, reference to which is hereby made for all purposes.

15.3	Benefits Only from Trust Fund. Any person having any claim under the Plan will look solely to the assets of the Trust Fund for satisfaction. In no event will the Company, any other Employer or any of their respective officers, Employees, agents, members of the board of directors, the Trustee, any successor trustee, the Administrator, the Daily Administrator, the Recordkeeper or any member of the Committee, be liable in their individual capacities to any person whomsoever, under the provisions of the Plan or Trust Agreement, absent a breach of fiduciary responsibility determined pursuant to the applicable provisions of ERISA.

15.4	Trust Fund Applicable Only to Payment of Benefits. The Trust Fund will be used and applied only in accordance with the provisions of the Plan, to provide the benefits thereof, except as provided in Section 13.10 regarding payment of administrative expenses, and no part of the corpus or income of the Trust Fund will be used for, or diverted to, purposes other than for the exclusive benefit of Participants and other persons thereunder entitled to benefits.

15.5	Appointment of Investment Advisor. The Administrator may appoint an investment advisor as permitted by Section 402(c)(3) of ERISA to direct the Trustee with regard to the investment of the assets held under the Plan. For purposes of this Section 15.5, “investment advisor” will mean a fiduciary of the Plan who (a) is registered as an investment advisor under the Investment Advisors Act of 1940, (b) is a bank, as defined in the Investment Advisors Act of 1940, or (c) is an insurance company qualified under the laws of more than one state to manage, acquire, or dispose of any asset of the Plan. If such an investment advisor be so appointed, the Trustee will invest the assets held under the Plan in accordance with the written directions received from such investment advisor. The Trustee will not be obligated to accept direction from the investment advisor until such investment advisor acknowledges in writing that it is a fiduciary of the Plan.

15.6	Administrator’s Duty to Trustee. The Administrator will notify the Trustee at the appropriate time of all facts which may be necessary hereunder for the proper allocation of increases, decreases, expenses, and contributions for Participants, the proper payment or distribution of benefits, or the proper performance of any other act required of the Trustee hereunder. The Administrator will notify the Trustee of such facts as are needed by the Trustee to perform its functions under the Plan. The Administrator will secure appropriate elections, directions, and designations for Participants, Former Participants and Beneficiaries provided for in the Plan.

End of Article XV

ARTICLE XVI
PARTICIPANT INVESTMENT OPTIONS
16.1	Investments of Contributions. Contributions by and on behalf of a Participant will be invested in accordance with the Participant’s investment designations in one or more Investment Funds established from time to time for this purpose. The Administrator, in its sole discretion, without the necessity of Plan amendment, may authorize the Trustee to include additional Investment Funds or may direct the Trustee to change to different Investment Funds or fund managers among which the Participants may elect to have their Individual Account invested. A separate sub-account will be established and maintained under each Participant’s Individual Account to reflect the portion of such account which is invested in each Investment Fund. Each sub-account represents a separate Investment Fund.

16.2	Participant Direction of Investment. The Plan is intended to comply with the requirements of section 404(c) of ERISA and will be operated in accordance with such requirements. The Administrator will establish rules that operate in a nondiscriminatory manner which will provide each Participant with the right to direct the investment of amounts credited to his Individual Account.
(a)	Nature of Election. A separate election may be made by each Participant or, as applicable, Former Participant with respect to the investment of (i) future contributions, and (ii) existing Individual Account balances. A Participant’s election as to future contributions will be applied to all future contributions made by or on behalf of the Participant, regardless of any change that occurs in the amount of such contributions. A Participant’s or Former Participant’s election as to existing Individual Account balances will be applied to his entire Individual Account under the Plan.

(b)	Rules Regarding Elections. The Administrator may from time to time establish rules regarding the manner in which elections by a Participant or Former Participant, as the case may be, as to the investment of future contributions or existing account balances, or both, may be made. Such rules may include, without limitation, rules pertaining to the use of Interactive Electronic Communications. To the extent deemed appropriate by the Administrator, special rules may be established in the event of the introduction of new Investment Funds or the substitution of one or more Investment Funds for one or more other Investment Funds, in order to facilitate and promote an orderly transition. Participants will have the right to direct the investment, in whole percentage increments from one percent (1%) to one hundred percent (100%), of their Pre-Tax Unmatched Contributions, Pre-Tax Matched Contributions, Catch-Up Contributions, Matching Contributions, and, if applicable, any QNECs, or Rollover Contributions credited to the Plan on their behalf among the Investment Funds as of each calendar quarter; provided, however, that not more than twenty-five percent (25%) of such contributions may be invested in the Common Stock Fund. Similarly, Participants or Former Participants may elect to direct the investment of their Individual Account balances provided that no more than twenty-five percent (25%) of such Individual Account balances may be invested in the Common Stock Fund.

(c)	Investment of Matching Contributions. Matching Contributions may be made in cash or in Common Stock as elected by the Chief Executive Officer of the Company. Matching Contributions made in Common Stock will be invested in the Common Stock Fund until otherwise directed by the Participant after the Matching Contribution is made. If Matching Contributions are made in Common Stock and the Participant directs that his Matching Contribution Account be invested in an Investment Fund or Investment Funds other than the Common Stock Fund, the Trustee will transfer the Participant’s Matching Contribution Account from the Common Stock Fund as soon as administratively feasible after each Matching Contribution is made. Earnings from the Common Stock Fund will be used to purchase Common Stock at prevailing market prices directly from the Company, on the open market, or in privately negotiated transactions. The Trustee will not pay any commissions in connection with the acquisition of Common Stock if such payment would cause the acquisition to be a prohibited transaction under ERISA. Funds in the Common Stock Fund will not be commingled with funds in other Investment Funds. Matching Contributions made in cash will be invested in the Investment Fund options selected by the Participant in the same percentages as the investment direction in effect for the Participant’s Pre-Tax Contributions, or in the default Investment Fund or Investment Funds selected by the Administrator pursuant to Section 16.2(d), if the Participant has not made an investment election.

(d)	Default Investment Fund. In accordance with rules which the Administrator may adopt, in the case of any Participant who fails to elect one of the permitted Investment Funds under the Plan, the Administrator will invest all amounts for which no such fund has been elected and the Participant will be advised of the selected Investment Funds. Notwithstanding the preceding provisions of this Section 16.2(d), an investment election, once implemented pursuant to the Participant’s election or by default in accordance with the preceding sentence, will be deemed to be a continuing election until changed by the Participant in accordance with this Plan, and the Administrator will have no obligation to remind any Participant regarding the opportunity to change any investment election in effect, nor will the Administrator have any responsibility to evaluate the suitability of any investment election to the individual circumstance of any Participant.

(e)	Refusal to Implement Participant Directions. The Administrator may decline to implement any Participant investment directions, or changes in investment directions, to the extent such directions, if implemented:
(i)	Would not be in accordance with the terms of the Plan to the extent such terms are consistent with the provisions of Title I of ERISA;

(ii)	Would cause the Administrator to maintain the indicia of ownership of any Plan assets outside the jurisdiction of the district courts of the United States, other than as permitted by section 404(b) of ERISA and DOL Reg. § 2550.404(b)-1;

(iii)	Would result in taxable income to the Plan or jeopardize the Plan’s tax qualified status under the Code;

(iv)	Could result in a loss in excess of the balance of the Participant’s Individual Account; or

(v)	Would result in a prohibited transaction under section 406 of ERISA or section 4975 of the Code.
The Administrator or the Recordkeeper will provide Participants with such information required by rules and regulations promulgated by the Department of Labor under section 404(c) of ERISA in the manner and at the time prescribed therein.

(f)	Valuation of Investment Funds. The value of the assets held in the Trust Fund in each of the Investment Funds as of each Valuation Date will be determined on the basis of the fair market value of the assets of such fund as of such Valuation Date as appraised by the Trustee plus or minus accruals and other appropriate accounting adjustments. Each such Investment Fund will be segregated from and completely independent of the other Investment Funds and the valuation procedures described in Section 8.1 will apply separately with respect to each such fund.

(g)	Administrative Mistake. If a Participant’s change in investment directive or election for redistribution of investments is inadvertently overlooked and discovery of such oversight is made within forty-five (45) days after the date the Participant receives confirmation of such investment election, the change or redistribution will be made as soon as administratively feasible and the Participant’s Individual Account will be retroactively changed or redistributed and treated in the same manner as though his directive to change or redistribute had not been overlooked. If discovery of such oversight is made more than forty-five (45) days after the date the Participant receives confirmation of such investment election, no retroactive correction will be made in the Participant’s Individual Account.
16.3	Investments in Individual Loans to Participants. Subject to the provisions of Section 9.17, the Trust Fund may be invested in individual loans to the Participants. A separate sub-account will be established and maintained under each applicable Participant’s individual Account to reflect his interest in the Trust Fund that is invested in an individual loan.

16.4	Voting Rights. The Trustee will exercise all voting rights pertaining to each Participant’s pro rata share of Common Stock held in the Common Stock Fund in accordance with the terms of the Trust Agreement.

End of Article XVI

ARTICLE XVII
TOP HEAVY PROVISIONS
17.1	Applicability. The provisions of this Article XVII will apply in the unlikely event that the Plan is determined to be a Top-Heavy Plan for the Plan Year under the rules of Section 17.3. Further, except as is expressly provided to the contrary, the rules of this Article XVII will be applied after the application of the Affiliated Company rules of Section 1.2. As of the Effective Date, the Plan is the only qualified retirement plan maintained by the Company and the Affiliated Companies. Accordingly, the top heavy rules of section 416 of the Code as described in this Article XVII are limited to the Plan. In the event that the Company or an Affiliated Company adopts another qualified retirement plan, this Article XVII will be updated accordingly.
17.2	Definitions.
(a)	Five Percent Owner means any person who owns (or is considered as owning within the meaning of section 318 of the Code) more than five percent (5%) of the outstanding stock of an Employer or Affiliated Company or stock possessing more than five percent (5%) of the total combined voting power of all stock of an Employer or Affiliated Company. The rules of sections 414(b), (c) and (m) of the Code will not apply for purposes of applying these ownership rules. Thus, this ownership test will be applied separately with respect to each Affiliated Company.

(b)	Key Employee means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year was:
(i)	An officer of an Employer having 415 Compensation (as defined in Section 7.1) greater than one hundred thirty thousand dollars ($130,000) (as adjusted under section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002);

(ii)	A Five Percent Owner of the Employer; or

(iii)	A One Percent Owner of the Employer having 415 Compensation (as defined in Section 7.1) of more than one hundred fifty thousand dollars ($150,000).
The determination of who is a Key Employee will be made in accordance with section 416(i)(1) of the Code and other guidance of general applicability issued thereunder.

(c)	Non-Key Employee means any Employee or Beneficiary who is not a Key Employee.

(d)	One Percent Owner any person who would be described in Section 17.2(a) if “one percent (1%)” were substituted for “five percent (5%)” each place where it appears therein.
17.3	Top-Heavy Status.
(a)	Top-Heavy Plan Defined. The Plan will be a “Top-Heavy Plan” with respect to any Plan Year if, as of the last day of the Plan Year the aggregate of the Individual Accounts of Key Employees under the Plan exceeds sixty percent

(60%) of the present value of the aggregate of the Individual Accounts of all Employees under the Plan. For purposes of making this determination, the present value of Individual Accounts will be determined as of the most recent valuation date that falls within a twelve (12) month period ending on the last day of the Plan Year.

(b)	Treatment of Non-Key Employee. If any individual is a Non-Key Employee with respect to the Plan for any Plan Year, but the individual was a Key Employee with respect to the Plan for any prior Plan Year, the Individual Account of the individual will not be taken into account for purposes of this Section 17.3.

(c)	Treatment of Persons Not Performing Services. If any individual has not performed any services for the Employer at any time during the one (1) year period ending on the last day of the Plan Year, the Individual Account of the individual will not be taken into account for purposes of this Section 17.3.
17.4	Minimum Contributions. For each Plan Year in which the Plan is a Top-Heavy Plan, the minimum contributions for that Plan Year will be determined in accordance with the rules of this Section 17.4.
(a)	General Rule. Except as provided below, the minimum Employer contribution (excluding Pre-Tax Contributions for each Non-Key Employee who satisfies the requirements of Article III to be a Participant in the Plan (including but not limited to the age and service requirements of Article III, but without regard to any requirements (i) that a Participant complete a minimum number of Hours of Service in order to share in an allocation of Matching Contributions for a year, (ii) that a Participant make contributions to the Plan, or (iii) relating to the Non-Key Employee’s level of Compensation)) will be not less than three percent (3%) of his 415 Compensation (as defined in Section 7.1). Matching Contributions under the Plan will be taken into account for purposes of satisfying the minimum contribution requirements of section 416(c)(2) of the Code and this Section 17.4. Such Matching Contributions will be treated as matching contributions for purposes of the actual contribution percentage test and other requirements under section 401(m) of the Code.

(b)	Adjustment of Contribution. Subject to the following rules of this Section 17.4(b), the percentage set forth in Section 17.4(a) above will not be required to exceed the percentage at which contributions (including Pre-Tax Contributions and Matching Contributions under this Plan) are made (or are required to be made) under the Plan for the Plan Year for the Key Employee for whom the percentage is the highest for such Plan Year. This determination will be made by dividing the contributions for each Key Employee by his 415 Compensation (as defined in Section 7.1) for the Plan Year.

(c)	Limitation. The requirements of this Section 17.4 must be satisfied without taking into account contributions under chapters 2 or 21 of the Code, Title Il of the Social Security Act, or any other federal or state law.

End of Article XVII

ARTICLE XVIII
MISCELLANEOUS
18.1	No Employment or Compensation Agreement. Nothing contained in the Plan will be construed as giving any person or entity any legal or equitable right against the Company, any other Employer, any Affiliated Company, their respective stockholders or partners, officers or directors, the Administrator, the Daily Administrator, the Committee, the Trustee or the Recordkeeper, except as the same will be specifically provided in the Plan. Nor will anything in the Plan give any Participant or other Employee the right to be retained in the service of an Employer. The employment of all persons by an Employer will remain subject to termination by such Employer to the same extent as if the Plan had never been executed.

18.2	Spendthrift Provision. Except as provided by the terms of Domestic Relations Order which is determined to be qualified under section 414(p) of the Code, no Participant, Former Participant, or Beneficiary will have the right to assign or transfer his interest hereunder, nor will his interest be subject to claims of his creditors or others, it being understood that all provisions of the Plan will be for the exclusive benefit of those designated herein.

18.3	Construction. It is the intention of each Employer that the Plan be qualified under section 401 of the Code, and comply with the applicable provisions of ERISA, and all provisions hereof should be construed to that result.

18.4	Gender and Number. Except as otherwise indicated by the context, any masculine terminology used herein also includes the feminine and neuter, and vice versa, and the definition of any term herein in a singular will also include the plural, and vice versa.

18.5	Titles. Titles of Articles and Sections hereof are for convenience only and will not be considered in construing the Plan.

18.6	Texas Law Applicable. The Plan and each of its provisions will be construed and their validity determined by the laws of the State of Texas.

18.7	Successors and Assigns. The Plan will be binding upon the successors and assigns of the Company and each Employer and the Trustee and upon the heirs and personal representatives of those individuals who become Participants hereunder.

18.8	Plan Controls. Except as provided in Section 15.2, in the event of any conflict between the terms of the Plan and any summary thereof or other document relating thereto, from whatever source, the terms of the Plan will govern.

End of Article XVIII

IN WITNESS WHEREOF, Zale Corporation, the Company, acting by and through its duly authorized officers, has caused this Agreement to be executed as of the day and year first above written.

ZALE CORPORATION

By:	/s/ Mary E. Burton

Its:	Chief Executive Officer